UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Accelerize Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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NOTICE OF CONSENT SOLICITATION

We are soliciting your consent to approve the sale of substantially all of our assets associated with our CAKE and Journey by CAKE businesses.

On May 15, 2019, we entered into an Asset Purchase Agreement with CAKE Software, Inc., a Delaware corporation and a subsidiary of Constellation Software Inc., an Ontario, Canada corporation. Our Board of Directors unanimously approved the Asset Purchase Agreement and the transactions contemplated thereby on May 15, 2019. The asset sale requires the approval of stockholders holding at least a majority of the issued and outstanding shares of our common stock.

We have decided to seek the written consent of our stockholders through a consent solicitation process rather than a special meeting of stockholders, in order to eliminate the costs, in dollars and management’s time, of holding a special meeting.

This item of business is more fully described in the Consent Solicitation Statement which accompanies this Notice of Consent Solicitation.

Our Board of Directors has fixed the close of business on May 20, 2019 as the record date for the Consent Solicitation. Only stockholders of record of our common stock at the close of business on that date are entitled to notice of and to provide grant consent of the matter submitted for consent as set forth in this Notice of Consent Solicitation.

Your vote is important. Please complete, sign, date and return the accompanying solicitation card in the enclosed postage-paid envelope. The accompanying Consent Solicitation Statement explains the consent solicitation and the matter to be voted on in more detail. Please read the Consent Solicitation Statement carefully.

Our Board of Directors unanimously recommends that you consent to the proposal.

By Order of the Board of Directors /s/ Brian Ross Brian Ross President, Chairman and Chief Executive Officer June 3, 2019

ACCELERIZE INC.

CONSENT SOLICITATION STATEMENT

20411 SW Birch Street, Suite 250

Newport Beach, California 92660

CONSENT SOLICITATION STATEMENT

Your consent is solicited by the Board of Directors of Accelerize Inc., also referred to herein as “Accelerize,” “we,” “our,” “us” or “the Company”. This Consent Solicitation Statement and the accompanying Notice of Consent Solicitation and consent card are being first mailed on or about June 3, 2019, to our stockholders entitled to vote in the Consent Solicitation.

Important Notice Regarding the Availability of Consent Solicitation Materials

A copy of this Consent Solicitation Statement and the consent card are available at: http://accelerize.com/investor-relations/investor-overview

INFORMATION ABOUT THE CONSENT SOLICITATION AND GIVING CONSENT

Purpose of the Consent Solicitation.	In the Consent Solicitation, our stockholders will consider and consent to the proposal, or the Proposal, to approve the sale of substantially all of our assets associated with our CAKE and Journey by CAKE businesses, or the Asset Sale.

Our Board of Directors strongly believes that your consent to the Proposal is critical to the future viability of the Company. Our Board of Directors has decided to seek written consent in lieu of a special meeting of stockholders, in order to eliminate the costs, in dollars and management’s time, of holding a special meeting. Written consents are being solicited from holders of all of our common stock pursuant to Section 228 of the Delaware General Corporation Law, or the DGCL.

Stockholders Entitled to Consent.	Stockholders of record at the close of business on May 20, 2019, or the Record Date, of our common stock are entitled to notice of, and to grant consent to the Proposal. At the close of business on the Record Date, there were 66,179,709 shares of our common stock issued, outstanding and entitled to vote.

Number of Votes.	You have one vote for each share of our common stock held by you on the Record Date.

Consent.	You may vote your shares by completing and submitting a consent card.

Stockholders of Record. If you hold your shares in your own name as a holder of record, you can vote your shares of common stock by completing the enclosed consent card and returning it signed and dated in the enclosed postage-paid envelope. Your shares will be voted in accordance with your consent in your completed and returned consent card.

Beneficial Owners. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted.

Quorum.

A majority of our issued and outstanding shares of common stock consenting and entitled to consent constitutes a quorum. For purposes of determining the presence of a quorum for transacting business by consent, abstentions and “broker non-votes” (proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner(s) on a particular proposal(s) with respect to which the brokers or nominees do not have discretionary voting authority) will be treated as shares that are present for purposes of determining the presence of a quorum.

Routine Proposals

Your broker or nominee will have discretionary authority to vote your shares with respect to “routine” proposals, but not with respect to “non-routine” proposals. The Proposal is a non-routine proposal and may not be voted upon by your broker or nominee if you do not submit voting instructions.

Vote Required; Treatment of Abstentions and Broker Non-Votes.

The Proposal must receive an affirmative vote of a majority of shares issued and outstanding in order to be approved. Throughout this Consent Solicitation Statement, we use “vote” and “voting” interchangeably with “consent” and “consenting” (and similar).

Abstentions and “broker non-votes” (shares held of record by brokers or nominees which are not voted on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner of such shares and does not have discretionary voting power with respect to that matter) will be treated as votes against the Proposal.

Voting of Consents.

Our Board of Directors recommends a vote FOR the Proposal. Your shares of common stock will be voted in accordance with the instructions contained in your signed consent card. If you return a signed consent card without giving specific voting instructions with respect to the Proposal, consents, each, a Consent, will be voted in favor of our Board of Directors’ recommendation with respect to the Proposal as set forth in this Consent Solicitation Statement.

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Revocation of Consents.	If you are the stockholder of record, you may revoke your Consent at any time prior to the time that we receive a sufficient number of written consents to approve the Proposal set forth herein. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the Consent previously given is no longer effective. The revocation should be sent to us at Accelerize Inc., c/o Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, UT 84111. If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee, provided that such revocation is made prior to the time that we receive a sufficient number of written consents to approve the Proposal set forth herein.

Expenses and Solicitation.

The costs of solicitation of consents, including printing and mailing costs, will be borne by us. We may engage one or more advisors to assist with the solicitation. In addition to the solicitation of consents by mail and by the consent solicitor, consents may also be solicited personally by our directors, officers and employees, without additional compensation to these individuals. We may request banks, brokers and other firms holding shares in their names that are beneficially owned by others to send consent materials and obtain consents from such beneficial owners, and will reimburse such banks, brokers and other firms for their reasonable out-of-pocket costs.

Expiration Date.	We expect that this solicitation will end immediately upon receipt of a sufficient number of Consents to approve the Proposal. We expressly reserve the right, in our sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Eastern Time, on July 15, 2019, or the Expiration Date, to (i) terminate the Consent Solicitation for any reason, including if requisite approval is obtained, (ii) waive any of the conditions to the Consent Solicitation, or (iii) amend the terms of the Consent Solicitation. The final results of this solicitation of written consents will be published in a Current Report on Form 8-K, or the Form 8-K, by the Company. This Consent Solicitation Statement and the Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This Consent Solicitation Statement contains certain forward-looking statements under federal securities laws. Forward-looking statements may include our statements regarding our goals, beliefs, strategies, objectives, plans, including product and service developments, future financial conditions, results or projections or current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. For example, when we discuss the impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction, the timing of the completion of the proposed transaction and our plans following the proposed transaction, we are using forward-looking statements. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. These factors include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement for the proposed transaction or could otherwise cause the proposed transaction to fail to close; the outcome of any legal proceedings that may be instituted against us following the announcement of the proposed transaction; the inability to complete the proposed transaction, including due to failure to obtain approval of our stockholders or other conditions to closing; and the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. The business and operations of Accelerize Inc. are subject to substantial risks, which increase the uncertainty inherent in the forward-looking statements contained in this report. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Further information on potential factors that could affect our business is described under “Item 1A. Risk Factors” in our annual report on Form 10-K as filed with the Securities and Exchange Commission, or the SEC, on April 16, 2019. Readers are also urged to carefully review and consider the various disclosures we have made in this Consent Solicitation Statement and in our annual report on Form 10-K.

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SUMMARY OF THE PROPOSAL

This Consent Solicitation Statement is being furnished to the stockholders of Accelerize, Inc., a Delaware corporation, in connection with the solicitation of written consents of our stockholders to approve the sale of substantially all of the assets associated with our CAKE and Journey by CAKE businesses, or the Business, pursuant to an asset purchase agreement, or the Asset Purchase Agreement, with CAKE Software, Inc., a Delaware corporation, or CAKE Software, and a subsidiary of Constellation Software Inc. (TSX: CSU), an Ontario, Canada corporation, or Constellation.

The summary that follows highlights the material terms and provisions of the Asset Purchase Agreement and selected information contained elsewhere in this Consent Solicitation Statement. It may not contain all of the information that is important to you. To fully understand the Asset Sale, and for a more complete description of the Asset Sale and related matters, you should carefully read this Consent Solicitation Statement in its entirety, including the Asset Purchase Agreement included as Appendix A.

Parties to the Asset Sale

Accelerize Inc.

Accelerize Inc. is a Delaware corporation that owns and operates CAKE and getcake.com, a marketing technology business that provides a proprietary solution for advanced analytics, attribution and campaign optimization for digital marketers, and Journey by CAKE, a cloud-based solution that collects and analyzes customer journey data using multi-touch attribution for marketing campaign optimization for brand advertisers and digital agencies.

CAKE Software, Inc.

Cake Software, Inc. is a Delaware corporation and a subsidiary of Constellation Software Inc. (TSX: CSU), an Ontario corporation, which is a leading provider of software and services to a select group of public and private sector markets.

The Asset Sale

Our Board of Directors approved the Asset Purchase Agreement and the transactions contemplated thereby on May 15, 2019. Pursuant to the Asset Purchase Agreement, we intend to sell, and CAKE Software intends to purchase, the Business for a base purchase price of $19,400,000 plus or minus an estimated closing date adjustment based on the net tangible assets of the Business at the closing, a holdback of $500,000 adjusted pursuant to the terms of the Asset Purchase Agreement and payable on the first anniversary of the closing date, and a three year earnout equal to 30% of the amount that the annual net revenue of the Business exceeds $13,750,000 payable within 120 days of each of the first, second and third month end anniversaries of the closing date.

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Under the Asset Purchase Agreement, Cake Software will acquire all of the assets used by us in the Business and will assume our post-closing obligations under certain vendor, customer and other commercial contracts related to the Business, including our leases for our headquarters in Newport Beach, California and our subsidiary’s office in the United Kingdom. Our cash and cash equivalents, and the assets associated with our Accelerize trademark are excluded from the sale of the Business. Cake Software will offer employment to certain of our employees following the closing date.

Reasons for the Asset Sale

In reaching its decision to adopt and approve the Asset Purchase Agreement and the transactions contemplated thereby, our Board of Directors, in consultation with management as well as its financial and legal advisors, considered a number of factors that our Board of Directors believed supported its decision. Our Board of Directors reviewed the strategic alternatives available to us, including the sale of our business and operations as a whole and entrance into strategic partnerships with third parties whose businesses are potentially complementary to the Business. Based on the available strategic and liquidity alternatives, and considering our indebtedness, our losses from operations, negative cash flows from operations, accumulated deficit and limited cash to fund future operations, our Board of Directors concluded that it would be in our best interest and the best interest of our stockholders to sell the Business, and that the Asset Sale and the Asset Purchase Agreement reflects the highest value for the Business reasonably attainable for our stockholders.

Approval and Recommendation of our Board of Directors

Our Board of Directors, after careful consideration, unanimously adopted and approved the Asset Purchase Agreement and the transactions contemplated thereby on May 15, 2019. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS CONSENT TO AND APPROVE THE PROPOSAL.

Opinion of the Company’s Financial Advisor

In connection with the Asset Sale, our Board of Directors received a written opinion, dated May 15, 2019, from our financial advisor, Weaver & Tidwell, L.L.P., or Weaver, as to the fairness, from a financial point of view as of the date of such opinion, of the consideration to be received by us from the Asset Sale. The full text of Weaver’s written opinion dated May 15, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this Consent Solicitation Statement and is incorporated herein by reference. Weaver’s opinion was provided for the use and benefit of our Board of Directors (solely in its capacity as such) in its evaluation of the Asset Sale. Weaver’s opinion is limited solely to the fairness as of the date of such opinion, from a financial point of view, of the consideration to be received by us from the Asset Sale pursuant to the Asset Purchase Agreement, and does not address our underlying business decision to effect the Asset Sale or the relative merits of the Asset Sale as compared to any alternative business strategies or transactions that might be available with respect to us. Weaver’s opinion does not constitute a recommendation to any of our stockholders as to how such stockholder should vote or act with respect to the Asset Sale or any other matter.

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Structure of the Company After the Asset Sale

Upon consummation of the Asset Sale, we will repay the outstanding principal balance, accrued interest and certain fees due under our credit facilities with SaaS Capital Funding II, LLC and Beedie Investments Limited in the approximate aggregate balance of $11.5 million, repay the outstanding principal balance of $3 million of our outstanding promissory notes, issue an aggregate of 3,000,000 shares of our common stock in connection with an amendment to such promissory notes, and exchange an aggregate principal balance of $500,000 of our outstanding promissory notes for a new class of 12% preferred stock with an aggregate stated value of $500,000.

Contemporaneously with the closing of the Asset Sale, subject to the satisfaction of customary closing conditions, we will acquire certain assets from Emerging Growth LLC related to its cannabis industry focused sponsored content and marketing business, or the CFN Business, for a purchase price consideration consisting of $420,000 in cash, 30,000,000 shares of our common stock, and a new class of 6% preferred stock of a class to be created with an aggregate stated value of $3,000,000. Our initial ongoing operations will consist primarily of the CFN Business and we will continue to pursue strategic transactions and opportunities.

We will continue to be a public company and our common stock will continue to trade on the OTCQB marketplace following completion of the Asset Sale.

Risk Factors Related to the Asset Sale

The Asset Sale, including the possibility that the Asset Sale may not be completed, involves a number of risks to us and our stockholders, including the following:

•           the announcement and pendency of the Asset Sale, whether or not completed, may adversely affect our Business;

•           if we fail to complete the Asset Sale, our business and financial performance may be adversely affected;

•           you will not receive any of the proceeds from the Asset Sale;

•           the Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale;

•           if the Asset Sale is completed, we will no longer be engaged in the Business and our future results of operations will be dependent solely on the CFN Business and differ materially from our previous results;

•           the acquisition of the CFN Business is subject to customary closing conditions and may not occur;

•           we will continue to incur the expenses of complying with public company reporting requirements following the closing of the Asset Sale notwithstanding the decrease in the size of our operations following the Asset Sale; and

•           following the closing of the Asset Sale, we will be subject to a five-year non-competition covenant and a two year non-solicitation covenant, which may limit our ability to pursue future opportunities.

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Use of Proceeds

At closing, we will receive a total cash consideration of $19,400,000 plus or minus an estimated closing date adjustment based on the net tangible assets of the Business at the closing. We may also receive a holdback of $500,000 adjusted pursuant to the terms of the Asset Purchase Agreement and payable on the first anniversary of the closing date, and a three year earnout equal to 30% of the amount that the annual net revenue of the Business exceeds $13,750,000 payable within 120 days of each of the first, second and third month end anniversaries of the closing date. We anticipate that from the closing date proceeds, approximately $14.5 million will be used to repay existing indebtedness, $1.4 million will be used to pay transaction expenses, and $420,000 will be used to acquire the CFN Business. We will use the remaining closing date proceeds for general corporate purposes. From the potential holdback and earnout proceeds, we anticipate approximately $1.5 million will be used to repay deferred fees relating to existing indebtedness, and $200,000 will be used to pay deferred transaction expenses.

Dissenters’ Rights

Our stockholders are not entitled to seek dissenters’ or appraisal rights under Delaware law in connection with the Asset Sale.

Closing of the Asset Sale

If the Proposal is approved by our stockholders and all other conditions to the completion of the Asset Sale are satisfied or waived on a timely basis, the closing of the Asset Sale is expected to occur by June 30, 2019.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated by the mutual consent of us and CAKE Software, by either us or Cake Software if the closing shall not have occurred by June 30, 2019 and the terminating party is not the reason for the failure to close, by us if CAKE Software has failed to perform its obligations or breached its representations and warranties and does not cure such failure or breach within 30 days, and by CAKE Software if we have failed to perform our obligations or breached its representations and warranties and does not cure such failure or breach within 30 days.

We may be required to pay a termination fee of $194,000 to CAKE Software if our stockholders do not approve the Proposal and we may be required to pay a termination fee of $1 million to CAKE Software under certain other circumstances such as our accepting a superior offer. We may have difficulty recouping the costs incurred in connection with negotiating the Asset Sale, our relationships with our customers, suppliers and employees may be damaged, our business may be harmed and the market price for our common stock may decline.

Certain Federal Income Tax Consequences

We will treat the Asset Sale as a taxable transaction for federal income tax purposes. It is anticipated that any gain resulting from the Asset Sale will be offset against our net operating loss carryforwards. However, utilization of these carryforwards generates an alternative minimum tax for federal income tax purposes. At this time, we are unable to determine the alternative tax liability generated due to the utilization of these carryforwards.

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Accounting Treatment

Upon completion of the Asset Sale, we will remove from our consolidated balance sheet all of the assets associated with the Business sold to CAKE Software and will reflect therein the effect of the receipt and the use of the proceeds of the Asset Sale. We will record a gain on the sale of assets sold to CAKE Software equal to the difference between the purchase price received and the book value of the assets sold in our consolidated statement of operations.

Government Approval

Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Consent Solicitation Statement and with the Delaware General Corporation Law in connection with the Asset Sale, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Asset Sale.

Interests of the Continuing Stockholders

Following the Asset Sale, our current stockholders will continue to own 100% of our outstanding common stock. Upon the amendment of certain of our promissory notes, upon our acquisition of the CFN Business, or upon the conversion of securities to be issued in connection with the acquisition of the CFN Business and the exchange of certain of our promissory notes, our existing stockholders will experience further dilution.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSAL

The following information, in question and answer format, summarizes many of the material terms of the Asset Sale. For a complete description of the material terms of the Asset Sale, you are advised to carefully read this entire Consent Solicitation Statement and the other documents referred to herein. The actual terms and conditions of the Asset Sale are contained in the Asset Purchase Agreement. The Asset Purchase Agreement is included as Appendix A to this Consent Solicitation Statement.

Q:         What Vote Is Required to Approve the Proposal?

A:         Approval of the Proposal requires the affirmative vote of the holders of not less than a majority of our issued and outstanding Common Stock entitled to vote thereon.

Q:         What Constitutes a Majority of the Company’s Outstanding Common Stock?

A:         On May 20, 2019, we had 66,179,709 shares of common stock issued and outstanding, and as a result 33,089,855 shares constitutes a majority of the shares of common stock issued and outstanding.

Q:         Why Isn’t the Company Holding a Special Meeting of Stockholders to Vote on the Proposal?

A:         In order to lawfully close on the proposed Asset Sale, Delaware law requires that holders of a majority of issued and outstanding shares of Common Stock vote in favor of the adoption and approval of the Proposal. Because approving a transaction by the written consent of stockholders can be accomplished more quickly and cost-effectively than holding a special meeting of stockholders for that purpose, our Board of Directors decided not to conduct a meeting of stockholders.

Q:         How Are Abstentions and Broker Non-Votes Treated?

A:         Consent cards that reflect abstentions, withheld votes, and broker non-votes will not be treated as voted for purposes of determining the affirmative vote necessary to approve the Proposal. As such, abstentions, withheld votes, and broker non-votes may have the effect of votes against the Proposal.

Q:         How Will Consents Be Solicited?

A:         We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Consent Solicitation Statement, the consent, and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to fiduciaries and custodians holding shares in their names that are beneficially owned by others. The original solicitation of consents by mail may be supplemented by a solicitation by telephone, telegram, or other means by our directors, officers, or employees. No additional compensation will be paid to these individuals for any of those services. Except as described above, we do not presently intend to solicit consents other than by mail.

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Q:         Can I Revoke My Consent?

A:         A Consent executed by a stockholder may be revoked at any time up until signed, unrevoked Consents by the holders of a majority of our issued and outstanding capital stock as of the record date have been delivered to us in accordance with the DGCL. To revoke a Consent, a stockholder must deliver a written, signed and dated revocation prior to that time. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The revocation must be delivered to our principal executive offices or any other address provided by us for that purpose. The executed Consents will be deemed to be effective when we have received executed consents from stockholders holding a majority of our issued and outstanding capital stock.

Q:         When Do Consents Expire?

A:         All Consents, regardless of when dated, will expire unless valid, unrevoked consents constituting the requisite number of outstanding shares of our common stock are delivered to us on or before 60 days after the date on which the earliest-dated consent is delivered to us.

Q:         What is the Recommendation of our Board of Directors Regarding the Proposal?

A:         Our Board of Directors has determined that the Asset Sale is advisable and unanimously recommends that you execute the consent so that the Asset Sale may be effected.

Q:         What do I need to do now?

A:         After reading and considering the information contained in this Consent Solicitation Statement, please vote as soon as possible. You may vote by returning the enclosed consent. If your shares are held by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:         Why are we Selling the Business?

A:         We have incurred losses from operations and experienced negative cash flows over an extended period and have limited capital available to fund our operations. For the years ended December 31, 2018 and 2017, we had net losses of approximately $11.4 million and $2.4 million, respectively. For the three months ended March 31, 2019 and 2018, we had net losses of approximately $1.0 million and $1.3 million, respectively. As of March 31, 2019 and 2018, our accumulated deficit totaled approximately $43.9 million and $32.8 million, respectively. As of March 31, 2019 the Company had cash of $0.59 million, down $0.26 million from December 31, 2018. As of March 31, 2019, we had an aggregate of $14.5 million of principal amount of indebtedness outstanding.

Based on the available strategic and liquidity alternatives, and considering the Company’s losses from operations, negative cash flows from operations, accumulated deficit, indebtedness and limited cash to fund future operations, our Board of Directors concluded that it would be in the best interest of the Company and its stockholders to sell the Business, and that the Asset Sale and the Asset Purchase Agreement reflect the highest value for the Business reasonably attainable for our stockholders.

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Q:         What Are The Terms of the Asset Purchase Agreement?

A:         Our Board of Directors approved the Asset Purchase Agreement and the transactions contemplated thereby on May 15, 2019. Pursuant to the Asset Purchase Agreement, we intend to sell, and CAKE Software intends to purchase, substantially all of the assets associated with our CAKE and Journey by CAKE businesses to CAKE Software for a base purchase price of $19,400,000 plus or minus an estimated closing date adjustment based on the net tangible assets of the Business at the closing, a holdback of $500,000 adjusted pursuant to the terms of the Asset Purchase Agreement and payable on the first anniversary of the closing date, and a three year earnout equal to 30% of the amount that the annual net revenue of the Business exceeds $13,750,000 payable within 120 days of each of the first, second and third month end anniversaries of the closing date.

Under the Asset Purchase Agreement, Cake Software will acquire all of the assets used by us in the Business and will assume our post-closing obligations under certain vendor, customer and other commercial contracts related to the Business, including our leases for our headquarters in Newport Beach, California and our subsidiary’s office in the United Kingdom. Our cash and cash equivalents, and the assets associated with our Accelerize trademark are excluded from the sale of the Business. Cake Software will offer employment to certain of our employees following the closing date.

Q:         What Will Happen to the Company after the Asset Sale?

A:         Upon consummation of the Asset Sale, we will repay the outstanding principal balance, accrued interest and certain fees due under our credit facilities with SaaS Capital Funding II, LLC and Beedie Investments Limited in the approximate aggregate balance of $11.5 million, repay the outstanding principal balance of $3,000,000 of our outstanding promissory notes, issue an aggregate of 3,000,000 shares of our common stock in connection with an amendment to such promissory notes, and exchange an aggregate principal balance of $500,000 of our outstanding promissory notes for a new class of 12% preferred stock with an aggregate stated value of $500,000.

Contemporaneously with the closing of the Asset Sale, subject to the satisfaction of customary closing conditions, we will acquire certain assets from Emerging Growth LLC related to its CFN Business for a purchase price consideration consisting of $420,000 in cash, 30,000,000 shares of our common stock, and a new class of 6% preferred stock of a class to be created with an aggregate stated value of $3,000,000. Our initial ongoing operations will consist primarily of the CFN Business and we will continue to pursue strategic transactions and opportunities.

We will continue to be a public company and our common stock will continue to trade on the OTCQB marketplace following completion of the Asset Sale.

Q:         Are There any Risks Associated with the Asset Sale?

A:         Yes. You should carefully review the section entitled “Risk Factors”, which presents risks and uncertainties related to the Asset Sale, in the event the Asset Purchase Agreement is terminated prior to completion of the Asset Sale, and our operations following the completion of the Asset Sale.

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Q:         What Factors Were Considered by Management and our Board of Directors in Deciding to Enter into the Asset Purchase Agreement?

A:         Management and our Board of Directors considered a number of factors before deciding to execute the Asset Purchase Agreement, including but not limited to, the following:

●	the Company’s losses from operations, negative cash flows from operations, accumulated deficit, indebtedness and limited cash to fund future operations;

●	the terms and conditions of the proposed Asset Sale; and

●	the belief that the purchase price and holdback and earnout terms offered by CAKE Software are fair and reasonable.

Q:         How Is the Purchase Price for the Asset Sale Being Financed by CAKE Software?

A:         CAKE Software has advised the Company that the total amount of funds required to be delivered to the Company at closing will be funded from CAKE Software’s cash on hand. Constellation has guaranteed the payment of the holdback and earnout amounts, if any.

Q:         What Rights Do Stockholders Have to Dissent from the Asset Sale?

A:         Our stockholders do not have the right to seek the appraisal of their shares of common stock under Delaware law.

Q:         What Are the Conditions of the Asset Sale?

A:         The following list includes what our Board of Directors and our management believe are the material conditions to the Asset Sale, all of which must be satisfied or waived at the time of the closing. In view of the fact that interpretations of “materiality” can be subjective, the list is qualified by reference to the Asset Purchase Agreement, which is attached as Appendix A to this Consent Solicitation Statement. You are urged to carefully read this entire document including the Asset Purchase Agreement.

●	Our stockholders must approve the Proposal;

●	SaaS Capital Funding II, LLC and Beedie Investments Limited shall have released their liens on our assets to be sold in the Asset Sale;

●	No legal process preventing or adversely effecting the Asset Sale shall be pending or threatened;

●	All material contracts relating to the Business shall have been assigned to CAKE Software;

●	The representations and warranties of one party to another must be true in all material respects; and

●	Each party must have complied with the covenants required to be performed under the Asset Purchase Agreement.

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Q:         When is the Closing of the Asset Sale Expected to Occur?

A:         If the Proposal is approved by our stockholders and all other conditions to the completion of the Asset Sale are satisfied or waived on a timely basis, the closing of the Asset Sale is expected to occur by June 30, 2019.

Q:         How may the Asset Purchase Agreement be Terminated?

A:         The Asset Purchase Agreement may be terminated by the mutual consent of us and CAKE Software, by either us or CAKE Software if the closing shall not have occurred by June 30, 2019 and the terminating party is not the reason for the failure to close, by us if CAKE Software has failed to perform its obligations or breached its representations and warranties and does not cure such failure or breach within 30 days, and by CAKE Software if we have failed to perform our obligations or breached its representations and warranties and does not cure such failure or breach within 30 days.

Q:         What will Happen if the Proposal is Not Approved by Our Stockholders or the Asset Sale is Not Completed for any Other Reason?

A:         We may be required to pay a termination fee of $194,000 to CAKE Software if our stockholders do not approve the Proposal and we may be required to pay a termination fee of $1 million to CAKE Software under certain other circumstances such as accepting a superior offer, we may have difficulty recouping the costs incurred in connection with negotiating the Asset Sale, our relationships with our customers, suppliers and employees may be damaged, our business may be harmed and the market price for our common stock may decline.

If the Asset Sale is not completed, we may explore other potential transactions, including a sale of the Business to another party on such terms as our Board of Directors may approve. The terms of an alternative transaction may be less favorable to us than the terms of the Asset Sale and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

Notwithstanding approval of the Proposal by our stockholders through the consent process, our Board of Directors may, subject to the terms and conditions of the Asset Purchase Agreement, abandon the Asset Sale without further action by the stockholders.

Q:         What Are the Income Tax Consequences of the Asset Sale?

A:         The Asset Sale will be treated as a taxable transaction for federal income tax purposes. It is anticipated that any gain resulting from the Asset Sale will be offset against our net operating loss carryforwards. However, utilization of these carryforwards generates an alternative minimum tax for federal income tax purposes. At this time, we cannot determine the alternative tax liability.

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Q:         How Will The Asset Sale Be Accounted For?

A:         Upon completion of the Asset Sale, we will remove from our consolidated balance sheet all of the assets associated with the Business sold to CAKE Software and will reflect therein the effect of the receipt and the use of the proceeds of the Asset Sale. We will record a gain on the sale of assets sold to CAKE Software equal to the difference between the purchase price received and the book value of the assets sold in our consolidated statement of operations.

Q:         Are Any Governmental Approvals Required in Connection with the Asset Sale?

A:         Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Consent Solicitation Statement and with the DGCL in connection with the Asset Sale, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Asset Sale.

Q:         Am I being asked to consent to the acquisition of the CFN Business?

A:         No. The acquisition of the CFN Business does not require stockholder approval. We have included details of the CFN Business in this Consent Solicitation Statement so that our stockholders will have a view to the likely operations of the Company following the Asset Sale. We caution our stockholders that the closing of the acquisition of the CFN Business is subject to customary closing conditions, some of which are out of our control, and may not occur.

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RISK FACTORS

In addition to the other information included and referred to in this Consent Solicitation Statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Information,” you should carefully consider the following risk factors before deciding how to vote your shares of our the common stock in connection with this Consent Solicitation. These factors should be considered in conjunction with the other information included in this Consent Solicitation Statement and the risk factors described in our other filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated herein by reference. See “Where You Can Find More Information”. If any of the risks described below, incorporated by reference or otherwise referred to in this Consent Solicitation Statement actually materialize, our business, financial condition, results of operations, or prospects, or our stock price, could be materially and adversely affected.

Risks Related to the Asset Sale

The announcement and pendency of the Asset Sale, whether or not completed, may adversely affect us.

The announcement and pendency of the Asset Sale may adversely affect the trading price of our common stock, our business or our relationships with clients, customers, suppliers and employees. Third parties may be unwilling to enter into material agreements with respect to the Business. New or existing customers, suppliers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers, suppliers and business partners may perceive that such new relationships are likely to be more stable. Additionally, employees working in the Business may become concerned about the future of the Business, and lose focus or seek other employment. In addition, while the completion of the Asset Sale is pending, we may be unable to attract and retain key personnel and our management’s focus and attention and employee resources may be diverted from operational matters.

If we fail to complete the Asset Sale, our business and financial performance may be adversely affected.

The completion of the Asset Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Proposal by our stockholders and the absence of a material adverse effect on the Business, which may not be satisfied in a timely manner or at all.

If the Asset Sale is not completed, we may have difficulty recouping the costs incurred in connection with negotiating the Asset Sale. Our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Asset Sale, and we will have incurred significant third-party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

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In addition, if the Asset Sale is not completed, our Board of Directors, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic options including, but not limited to, continuing to operate the Business for the foreseeable future or an alternative sale transaction relating to the Business or our Company as a whole. An alternative sale transaction, if available, may yield lower consideration than the proposed Asset Sale, be on less favorable terms and conditions than those contained in the Asset Purchase Agreement and involve significant delay. Any future sale of all or substantially all of our assets or other transactions may be subject to further stockholder approval.

Finally, if the Asset Sale is not completed, the announcement of the termination of the Asset Purchase Agreement may adversely affect our relationships with customers, suppliers and employees, which could have a material adverse effect on our ability to effectively operate the Business, and we may be required to pay a termination fee of $1 million to CAKE Software under certain circumstances, and a termination fee of $194,000 to CAKE Software if our stockholders do not approve the Proposal, each of which could have further adverse effects on our business, results of operations and the trading price of our common stock.

You will not receive any of the proceeds from the Asset Sale.

The majority of the closing date cash proceeds of the Asset Sale will be used to pay our existing indebtedness, to pay transaction expenses and for the purchase of the CFN Business. Approximately $14.5 million in principal is outstanding under our existing indebtedness and will be repaid in connection with the closing and approximately $1.5 million in fees related to our existing indebtedness will remain outstanding after giving effect to the application of such closing date cash proceeds and be payable out of the proceeds of the holdback and earnout payments, if any. You should not vote to approve the Proposal based upon the assumption that you will receive any portion of the net proceeds from the Asset Sale.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale.

The Purchase Agreement contains provisions that may make it more difficult for us to sell the entire company or the Business to any party other than CAKE Software. These provisions include the prohibition on our ability to solicit competing proposals and the requirement that we pay CAKE Software a termination fee of $1 million if we terminate the Asset Purchase Agreement to enter into a definitive agreement with respect to a superior proposal.

These provisions could make it less advantageous for a third party that might have an interest in acquiring us or all of or a significant part of the Business to consider or propose an alternative transaction, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by CAKE Software.

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Risks Related to us if the Sale is Completed

If the Asset Sale is completed, we will no longer be engaged in the Business and our future results of operations will be dependent solely on the CFN Business and differ materially from our previous results.

The Business generated substantially all of our total revenue for the year ended December 31, 2018, and substantially all of our total revenue for the three months ended March 31, 2019. Accordingly, if the Asset Sale is completed, our future financial results will differ materially from our previous results. In addition, if the Asset Sale is completed, and we acquire the assets of the CFN Business, our future financial results will be dependent solely on the CFN Business. The failure to close the acquisition of the CFN Business, any downturn in the CFN Business following the closing of the Asset Sale, or if we fail to bring overhead costs in line with our reduced operations following the closing of the Asset Sale, could have a material adverse effect on our future operating results and financial condition and could materially and adversely affect the market price of our common stock. We will continue to incur the expenses of complying with public company reporting requirements following the closing of the Asset Sale notwithstanding the decrease in the size of our operations following the Asset Sale.

After the closing of the Sale, we will continue to be required to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act. The expense of complying with these requirements will represent a greater percentage of our revenues and overall operating expenses post-closing than they did prior to the Asset Sale because of our reduced operations following the completion of the Sale.

The acquisition of the CFN Business may not occur.

The acquisition of the CFN Business is subject to customary closing conditions and may not occur if such conditions are not satisfied. If the closing of the CFN Business acquisition does not occur, we will not have an operating business which could have a material adverse effect on our operations and the market price of our common stock.

Following the closing of the Sale, we will be subject to a two-year non-solicitation and a five-year non-competition covenant under the Asset Purchase Agreement, which may limit our ability to operate.

Following the closing of the Asset Sale, we will be subject to a two-year non-solicitation covenant and a five year non-competition covenant made in the Asset Purchase Agreement. During such two-year period, we will be restricted from causing any person that has an existing or potential business relationship with the Business to terminate or modify or impair such relationship, to cause or encourage any employee of the Business to leave the Business, to hire anyone who has left the employment of the Business within 90 days of such departure, or to interfere with any person’s relationship with the Business. During such five-year period, we will be restricted from engaging in any business activities or investing in any business that compete with the Business. While we do not believe these limitations will negatively affect the CFN Business, these restrictions may adversely impact our future opportunities.

Issuance of securities in connection with the acquisition of the CFN Business and to certain holders of our promissory notes will cause additional dilution to our existing stockholders and may adversely impact our stock price.

In connection with our acquisition of the CFN Business to close contemporaneously with the closing of the Asset Sale, we will issue 30,000,000 shares of our common stock, and preferred stock of a class to be created, with an aggregate stated value of $3,000,000, which will bear interest at 6% per annum and be convertible into our common stock at a conversion price to be mutually agreed in the future. In addition, we will issue an aggregate of 3,000,000 shares of our common stock in connection with an amendment to our outstanding promissory notes, and we will issue, in consideration of the cancellation of an aggregate principal amount of $500,000 of our existing promissory notes, 50,000 shares of preferred stock of a class to be created, with a stated value per share of $1,000, which will bear interest at 12% per annum, and be convertible into our common stock at a conversion price to be mutually agreed in the future. The issuance of our common stock in connection with the CFN Business acquisition and the promissory note amendments and the potential issuance of common stock upon conversion of the preferred stock to be issued may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

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We intend to acquire the CFN Business contemporaneously with the closing of the Asset Sale. The CFN Business provides services to persons engaged in the cannabis industry. Cannabis remains illegal under Federal law.

Despite the development of a regulated cannabis industry under the laws of certain states, these state laws regulating medical and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies cannabis as a Schedule I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that the Federal government has the right to regulate and criminalize cannabis, even for medical purposes, and thus Federal law criminalizing the use of cannabis preempts state laws that regulate its use. Although the prior administration determined that it was not an efficient use of resources to direct Federal law enforcement agencies to prosecute those lawfully abiding by state laws allowing the use and distribution of medical and recreational cannabis, on January 4, 2018, the current administration issued the Sessions Memo announcing a return to the rule of law and the rescission of previous guidance documents. The Sessions Memo rescinds the Cole Memo which was adopted by the Obama administration as a policy of non-interference with marijuana-friendly state laws. The Sessions Memo shifts federal policy from a hands-off approach adopted by the Obama administration to permitting federal prosecutors across the country to decide how to prioritize resources to regulate marijuana possession, distribution and cultivation in states where marijuana use is regulated. There can be no assurance that federal prosecutors will not prosecute and dedicate resources to regulate marijuana possession, distribution and cultivation in states where marijuana use is regulated which may cause states to reconsider their regulation of marijuana which would have a detrimental effect on the marijuana industry. Following our acquisition of the CFN Business, any such change in state laws based upon the Sessions Memo and the Federal government’s enforcement of Federal laws could cause significant financial damage to us and our stockholders.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, following our acquisition of the CFN Business, we may be deemed to be aiding and abetting illegal activities through the services and data that we provide to cannabis dispensaries, cultivators and consumers. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. The CFN Businesss provides services to customers that are engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another’s criminal activities. The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

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THE PROPOSAL: THE ASSET SALE

General

The terms and conditions of the Asset Sale, which is the sale of substantially all the assets of our CAKE and Journey by CAKE businesses, are set forth in the Asset Purchase Agreement, dated as of May 15, 2019, between us and CAKE Software Inc. A copy of the Asset Purchase Agreement, excluding the schedules thereto, is included as Appendix A to this Consent Solicitation Statement. The description in this Consent Solicitation Statement of the terms and conditions of the Asset Sale and of the Asset Purchase Agreement is a summary only and may not contain all of the information that is important to you. To fully understand the Asset Sale and the terms of the Asset Purchase Agreement, you should carefully read in its entirety the copy of the Asset Purchase Agreement included as Appendix A hereto.

Parties To The Asset Purchase Agreement

Accelerize Inc.

Accelerize Inc. is a Delaware corporation that owns and operates CAKE and getcake.com, a marketing technology business that provides a proprietary solution for advanced analytics, attribution and campaign optimization for digital marketers, and Journey by CAKE, a cloud-based solution that collects and analyzes customer journey data using multi-touch attribution for marketing campaign optimization for brand advertisers and digital agencies. Our principal offices are located at 20411 SW Birch Street, Suite 250, Newport Beach, CA 92660. Our telephone number there is: (949) 548-2253. Our corporate website is: www.accelerize.com, the contents of which are not part of this Consent Solicitation Statement.

CAKE Software, Inc.

Cake Software, Inc. is a Delaware corporation and a subsidiary of Constellation Software Inc. (TSX: CSU), an Ontario corporation, which is a leading provider of software and services to a select group of public and private sector markets.

Approval and Recommendation of our Board of Directors

Our Board of Directors, after careful consideration, adopted and approved the Asset Purchase Agreement and the transactions contemplated thereby on May 15, 2019. Our Board of Directors unanimously recommends that the stockholders consent to and approve the Proposal.

Background of the Asset Sale

Our Board of Directors and the members of our senior management team regularly review our operations and strategy with the objective of building long-term sustainable stockholder value. As part of this ongoing review, our Board of Directors and management have considered a variety of strategic alternatives to enhance stockholder value, including potential changes to our strategy, strategic combinations, and divestitures.

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In the fourth quarter of 2017, we introduced Journey by CAKE, a new product family created specifically for brand advertisers and digital agencies. Journey by CAKE is a cloud-based solution that collects and analyzes customer journey data using multi-touch attribution algorithms to optimize digital marketing campaigns. We have owned and operated www.cakemarketing.com, a software-as-a-service online marketing platform, or CAKE, since 2010. Information accessible through the CAKE website is not incorporated herein.

In February 2018, in connection with a strategic review following the end of the fiscal year, our Board of Directors and management discussed the perception that the CAKE and Journey by CAKE products had different market segments, growth profiles, and investment rationales and that the investment merits of each of CAKE and Journey by CAKE may not have been clearly understood by the investment community. In addition, our Board of Directors requested an assessment of the investment capital available to us and the relative cash needs for each of the CAKE and Journey by CAKE products. As such, our Board of Directors asked management to review our financial and operational strategy, including the potential separation of the CAKE and Journey by CAKE businesses into two separate reporting divisions to help maximize value.

In March 2018, our Board of Directors discussed the conclusion of management’s internal strategic review and concluded that the growth potential and capital requirements of each of CAKE and Journey by CAKE likely appealed to different investment communities. In order to provide adequate funding for Journey by CAKE, as the business with greater growth potential and a significantly larger estimated addressable market, our Board of Directors determined that divesting the CAKE business would unlock the most value for our stockholders.

In April 2018, we met with several investment banks, including Regions Securities LLC, or Regions, and received engagement proposals from each.

In May 2018, we engaged Regions as our financial advisor to lead the divestiture process for the CAKE business. Our Board of Directors chose Regions due to its advisory qualifications, industry expertise, and reputation in the marketplace. Regions conducted due diligence to familiarize itself with the CAKE platform, the competitive landscape, financial performance, and growth prospects in order to prepare a Confidential Information Memorandum, or CIM. During June and July 2018, Regions approached 34 potential buyers to gauge their interest in the acquisition of CAKE.

During the months of June, July, and August 2018, at the direction of our Board of Directors, we provided the CIM to 22 interested parties who had executed confidentiality agreements with us.

On August 7, 2018, we received non-binding indications of interest for the acquisition of CAKE from five interested parties.  Two of these parties were excluded from further consideration due to their proposed valuations of CAKE.

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During the weeks of August 20 and 27, 2018, management held meetings with representatives of the three remaining interested parties to answer preliminary diligence questions and discuss the transaction process.

Following the management meetings, we provided the three interested parties with access to a virtual data room containing extensive information about the CAKE business. Additionally, we offered the opportunity to request additional information and in-person meetings with management to facilitate the due diligence process.

On August 27, 2018, we provided the three interested parties with an initial draft of an Asset Purchase Agreement with respect to the proposed acquisition of CAKE.

On or about September 20, 2018, we received letters of intent from two of the interested parties. After deliberation, our Board of Directors authorized Regions to enter into negotiations with one of the interested parties, a private institutional investment fund, or the Fund, to come to an agreement on transaction terms.

On September 30 2018, we received an updated letter of intent from the Fund with an aggregate purchase price of up to $30.0 million, consisting of a $25.0 million cash payment at closing, subject to customary purchase price adjustments, and a payment of up to $5.0 million as an earnout contingent upon achieving certain financial performance thresholds.

On October 1, 2018, our Board of Directors held a special meeting with Regions to discuss the Fund’s proposal. After due deliberation, our Board of Directors authorized us to enter into the proposed letter of intent. On the same day, we and the Fund executed the proposed letter of intent and commenced a 30-day exclusivity and confirmatory diligence period.

On October 11, 2018, Weaver was engaged to perform a fairness opinion regarding a proposed transaction involving the Fund, CAKE, and us.

Over the period from October 8 through October 22, 2018, at the direction of our Board of Directors, management held numerous due diligence meetings on various aspects of the CAKE business with representatives from the Fund and its related parties.

On November 9, 2018, the Fund informed us that it was no longer interested in consummating the transaction.

On November 20, 2018, our Board of Directors reassessed our financial circumstances, available investment capital and relative cash needs for each of CAKE and Journey by CAKE. As such, our Board of Directors authorized Regions to contact those parties previously interested in the purchase of CAKE and to solicit additional interest in the sale of the CAKE and Journey by CAKE businesses together. Further, our Board of Directors directed management, with Regions’ assistance, to update the CIM to reflect our year to date performance through 2018 and reduced performance expectations for 2019.

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During November and December 2018, at the direction of our Board of Directors, we provided an updated version of the CIM to 15 interested parties who had executed confidentiality agreements with us.

On or about December 20, 2018, we received non-binding indications of interest for the acquisition of either CAKE or both CAKE and Journey by CAKE from four interested parties.

On January 9, 2019, we provided the four interested parties with an initial draft of an Asset Purchase Agreement with respect to the proposed acquisition of either CAKE or both CAKE and Journey by CAKE.

On or about January 31, 2019, we received letters of intent from three of the interested parties.

On February 4, 2019, our Board of Directors authorized Regions to reach out to all three interested parties to discuss their proposals.

After deliberation, our Board of Directors authorized Regions to enter into negotiations with two of the interested parties, including Constellation, and to come to agreement on transaction terms.

On February 12, 2019, we received two revised letters of intent, including one from Constellation that included an aggregate purchase price of up to $26.0 million, consisting of a $23.0 million cash payment at close, subject to customary purchase price adjustments, and a $3.0 million hold back for 12 months.

On February 15, 2019, our Board of Directors held a special meeting with Regions to discuss the proposals received. After due deliberation, our Board of Directors authorized us to enter into the proposed letter of intent with Constellation. On the same day, we and Constellation executed the proposed letter of intent and commenced a 60-day exclusivity and confirmatory diligence period.

On February 20, 2019, Weaver was informed that we had entered into a letter of intent with a new buyer and was asked to update their fairness opinion for our Board of Directors.

During the period from February 15 through April 16, 2019, at the direction of our Board of Directors, management held numerous due diligence meetings on various aspects of the CAKE and Journey by CAKE businesses with representatives from Constellation.

On February 25, 2019, we received a revised draft of the Asset Purchase Agreement from Constellation, or the Constellation APA.

On February 28, 2019, representatives of our legal counsel, Sullivan & Worcester LLP, discussed the Constellation APA with our Board of Directors, management and Regions.  On or about the same day, we provided a revised draft of the Constellation APA to Constellation for its review.

On March 25, 2019, we received a revised draft of the Constellation APA from Constellation.

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On March 26, 2019, representatives of Sullivan & Worcester LLP discussed the revised draft of the Constellation APA with our Board of Directors, management and Regions.

On March 29, 2019, we provided a further revised draft of the Constellation APA to Constellation for its review.

On April 9, 2019, our representatives discussed the revised draft of the Constellation APA with Constellation.

On April 17, 2019, following receipt of financial information relating to our financial performance for the quarter ended March 31, 2019, we received a revised draft of the Constellation APA from Constellation that included an aggregate purchase price of up to $25 million, consisting of a $23 million cash payment at close, subject to customary purchase price adjustments, and a $2 million hold back, with two release dates scheduled for 365 days and 730 days post-closing.

On April 18, 2019, representatives of Sullivan & Worcester LLP discussed the revised draft of the Constellation APA with our Board of Directors, management and Regions.

During the period from April 22 through April 28, 2019, Constellation continued its confirmatory diligence process.

On April 29, 2019, we received a revised letter of intent from Constellation that included a base purchase price of a $19.0 million cash payment at close, subject to customary purchase price adjustments, a $0.7 million holdback for 12 months, and a three-year earnout equal to 30% of the amount that the net revenue of the business exceeds $14,000,000 on each of the first, second and third anniversaries of the closing date. Regions informed Constellation that, as a result of proposing a transaction on substantially different terms than reflected in the letter of intent dated February 15, 2019, the period of exclusivity had expired. In light of such expiration, Regions contacted the other party that had submitted a letter of intent for our Board of Directors’ consideration on February 12, 2019 and opened the dataroom to such party.

On April 30, 2019, representatives of Regions discussed the Constellation APA with our Board of Directors and management.

On May 1, 2019, we provided a revised draft of the letter of intent to Constellation for its review that included a base purchase price of a $19.4 million cash payment at close, subject to customary purchase price adjustments, a $0.5 million holdback for 12 months, and a three-year earnout equal to 30% of the amount that the net revenue of the business exceeds $13,750,000 on each of the first, second and third anniversaries of the closing date.

On May 8, 2019, Weaver presented their fairness opinion to our Board of Directors.

During the period from May 2 through May 15, 2019, management provided due diligence materials on various aspects of the CAKE and Journey by CAKE businesses to representatives from Constellation. During this period, we also provided a further revised draft of the Constellation APA to Constellation for its review.

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On May 14, 2019, we and Constellation came to an agreement on the proposed revisions to the Constellation APA. On May 15, 2019, our Board of Directors held a special meeting and unanimously approved the sale of the CAKE and Journey by CAKE businesses to Constellation.

On May 15, 2019, we signed the definitive Asset Purchase Agreement.

On May 22, 2019, we filed the preliminary Consent Solicitation Statement with the Securities and Exchange Commission.

On June 3, 2019, we filed the definitive Consent Solicitation Statement with the Securities and Exchange Commission and commenced distributing it and the consent card to our stockholders.

Reasons for the Asset Sale

In reaching its decision to adopt and approve the Asset Purchase Agreement and the transactions contemplated thereby, our Board of Directors, in consultation with management, as well as its financial and legal advisors, considered a number of factors that our Board of Directors believed supported their decision. Our Board of Directors reviewed the strategic alternatives available to us, including sale of our business and operations as a whole and entrance into strategic partnerships with third parties whose businesses are potentially complementary to the Business. Based on the available strategic and liquidity alternatives, and considering our indebtedness, our losses from operations, negative cash flows from operations, accumulated deficit and limited cash to fund future operations, our Board of Directors concluded that it would be in the best interest of the Company and its stockholders to sell the Business, and that the Asset Sale and the Asset Purchase Agreement reflects the highest value for the Business reasonably attainable for our stockholders.

Assets Subject to Sale

The assets to be sold to CAKE Software consist of substantially all of our assets. Our cash and cash equivalents, and the assets associated with our Accelerize trademark are excluded from the Asset Sale.

Use of Proceeds

At closing, we will receive a total cash consideration of $19,400,000 plus or minus an estimated closing date adjustment based on the net tangible assets of the Business at the closing. We may also receive a holdback of $500,000 adjusted pursuant to the terms of the Asset Purchase Agreement and payable on the first anniversary of the closing date, and a three year earnout equal to 30% of the amount that the annual net revenue of the Business exceeds $13,750,000 payable within 120 days of each of the first, second and third month end anniversaries of the closing date. We anticipate that from the closing date proceeds, approximately $14.5 million will be used to repay existing indebtedness, $1.4 million will be used to pay transaction expenses, and $420,000 will be used to acquire the CFN Business. We will use the remaining closing date proceeds for general corporate purposes. From the potential holdback and earnout proceeds, we anticipate approximately $1.5 million will be used to repay deferred fees relating to existing indebtedness, and $200,000 will be used to pay deferred transaction expenses.

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Opinion of the Company’s Financial Advisor

In connection with the Asset Sale, our Board of Directors received a written opinion, dated May 15, 2019, from our financial advisor, Weaver & Tidwell, L.L.P., or Weaver, as to the fairness, from a financial point of view as of the date of such opinion, of the consideration to be received by us from the Asset Sale. The full text of Weaver’s written opinion dated May 15, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this Consent Solicitation Statement and is incorporated herein by reference. Weaver’s opinion was provided for the use and benefit of our Board of Directors (solely in its capacity as such) in its evaluation of the Asset Sale. Weaver’s opinion is limited solely to the fairness as of the date of such opinion, from a financial point of view, of the consideration to be received by us from the Asset Sale pursuant to the Asset Purchase Agreement, and does not address our underlying business decision to effect the Asset Sale or the relative merits of the Asset Sale as compared to any alternative business strategies or transactions that might be available with respect to us. Weaver’s opinion does not constitute a recommendation to any of our stockholders as to how such stockholder should vote or act with respect to the Asset Sale or any other matter.

Structure of the Company after the Asset Sale

Upon consummation of the Asset Sale, we will repay the outstanding principal balance, accrued interest and certain fees due under our credit facilities with SaaS Capital Funding II, LLC and Beedie Investments Limited in the approximate aggregate balance of $11.5 million, repay the outstanding principal balance of $3 million of our outstanding promissory notes, issue an aggregate of 3,000,000 shares of our common stock in connection with an amendment to such promissory notes, and exchange an aggregate principal balance of $500,000 of our outstanding promissory notes for a new class of 12% preferred stock with an aggregate stated value of $500,000.

Contemporaneously with the closing of the Asset Sale, subject to the satisfaction of customary closing conditions, we will acquire certain assets from Emerging Growth LLC related to its CFN Business for a purchase price consideration consisting of $420,000 in cash, 30,000,000 shares of our common stock, and a new class of 6% preferred stock of a class to be created with an aggregate stated value of $3,000,000. Our initial ongoing operations will consist primarily of the CFN Business and we will continue to pursue strategic transactions and opportunities.

We will continue to be a public company and our common stock will continue to trade on the OTCQB marketplace following completion of the Asset Sale.

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Interests of Our Directors and Executive Officers in the Asset Sale

Certain of our directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our Board of Directors was aware that these interests existed when it approved the Asset Purchase Agreement. All such interests are described below to the extent material, and except as described below, our directors and executive officers have, to our knowledge, no material interest in the Asset Sale apart from those of stockholders generally.

●

We expect that Santi Pierini, our Chief Operating Officer, will be offered a similar position with CAKE Software following the closing of the Asset Sale.  Mr. Pierini holds unvested warrants to purchase 55,555 shares of our common stock at an exercise price of $0.50 per share that will become fully vested on the closing of the Asset Sale. None of the warrants held by Mr. Pierini are currently in-the-money and we do not expect that such warrants will be in-the-money as of or following the closing of the Asset Sale.

●

Paul Dumais, our Senior Vice President Product Development, holds unvested warrants to purchase 125,025 shares of our common stock at an exercise price of $0.50 per share that will become fully vested on the closing of the Asset Sale. None of the warrants held by Mr. Dumais are currently in-the-money and we do not expect that such warrants will be in-the-money as of or following the closing of the Asset Sale.

●	30,000 shares of restricted stock previously granted to each of our non-employee directors, Gregory Akselrud and Mario Marsillo Jr., will become fully vested on the closing of the Asset Sale.

●

An aggregate principal balance of $200,000 of three of our outstanding promissory notes, one of the holders of which is an affiliate of our director Gregory Akselrud, and two of the holders of which are related to our Chief Executive Officer Brian Ross, will be exchanged on the closing of the Asset Sale for a new class of 12% preferred stock with an aggregate stated value of $200,000.

Terms of the Asset Purchase Agreement

The following is a summary of the significant provisions of the Asset Purchase Agreement. To fully understand the transactions contemplated by the Asset Purchase Agreement, you should carefully read in its entirety the copy of the Asset Purchase Agreement that is included as Appendix A to this Consent Solicitation Statement and is incorporated herein by reference.

Purchase Price

CAKE Software intends to purchase the Business for a base purchase price of $19,400,000 plus or minus an estimated closing date adjustment based on the net tangible assets of the Business at the closing, a holdback of $500,000 adjusted pursuant to the terms of the Asset Purchase Agreement and payable on the first anniversary of the closing date, and a three year earnout equal to 30% of the amount that the annual net revenue of the Business exceeds $13,750,000 payable within 120 days of each of the first, second and third month end anniversaries of the closing date. The payment of any holdback and earnout amounts has been guaranteed by Constellation.

Liabilities

CAKE Software will assume liabilities under our vendor, customer and other commercial contracts related to the Business, including our leases for our headquarters in Newport Beach, California and our subsidiary’s office in the United Kingdom.

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Representations and Warranties

The representations and warranties of each party set forth in the Asset Purchase Agreement have been made solely for the benefit of the other party thereto for the purpose of allocating contractual risk between the parties and not for the purpose of establishing matters as to fact. In particular, the assertions embodied in the representations and warranties contained in the Asset Purchase Agreement (i) may have been qualified, modified, or excepted by confidential disclosures made to the other party in connection with the Asset Sale for the purpose of allocation of contractual risk, (ii) are subject to materiality qualifications contained in the Asset Purchase Agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Asset Purchase Agreement or such other date as is specified in the therein. Accordingly, the representations and warranties in the Asset Purchase Agreement should not be viewed or relied upon as characterizations of the actual state of facts about us or CAKE Software.

The Asset Purchase Agreement contains various representations and warranties made by us for the benefit of CAKE Software relating to, among other things:

●	our corporate organization, good standing, qualification to do business, corporate power and authority;

●	our corporate authorization in relation to the Asset Purchase Agreement, the related transactions and related transaction documents to which it is a party;

●	the enforceability of the Asset Purchase Agreement and each of the transaction documents related to the Asset Purchase Agreement;

●	the absence of conflict with our organizational documents and material contracts as a result of the execution and delivery of, and performance under, the Asset Purchase Agreement;

●	the accuracy of our financial statements;

●	the sufficiency of our accounts receivable;

●	good, exclusive and marketable title to the purchased assets;

●	the sufficiency of the purchased assets for the operation of the Business;

●	the absence of litigation;

●	compliance with law;

●	material agreements;

●	our employees to be hired by CAKE Software;

●	employee benefits;

●	absence of certain changes;

●	intellectual property;

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●	tax matters;

●	suppliers and customers;

●	insurance;

●	except for Regions, the absence of any finders’, brokers’ or agents’ fees or commissions or similar compensation in connection with the transactions contemplated by the Asset Purchase Agreement;

●	liabilities; and

●	insolvency.

Covenants and Agreements

The Asset Purchase Agreement sets forth various covenants and agreements between us and CAKE Software, including the following:

●

Confidentiality. The Confidentiality Agreement we previously entered into with CAKE Software in connection with the negotiations of the Asset Purchase Agreement remains in effect until closing provided that CAKE Software may use or disclose confidential information of the Business following closing in its sole discretion.

●

Reasonable Best Efforts and Obtaining Consents. We and CAKE Software will take further actions as may be reasonably necessary to consummate the closing, and to effectuate and comply with all of the terms of the Asset Purchase Agreement and the transactions contemplated thereby.

●

Conduct of Business Pending Closing. Until the closing, except as otherwise provided in the Asset Purchase Agreement or consented to in writing by CAKE Software, we will operate the Business as in the ordinary course of business and use reasonable best efforts to maintain and preserve intact its current organization and business.

●

No Shop. The Asset Purchase Agreement prohibits us and our directors, officers, employees and other representatives from, among other things, directly or indirectly, soliciting, initiating, encouraging or facilitating the submission of an alternative proposal for the acquisition of the acquired assets or the Business. Notwithstanding the foregoing, the Asset Purchase Agreement provides that we may, upon prompt notice to CAKE Software, engage or participate in discussions and negotiations with any third party that has made an alterative proposal that was not solicited by us, and our Board of Directors determines after consulting with outside counsel and financial advisors, that the failure to consider an alternative proposal do so would be reasonably likely to constitute a breach of our Board of Director’s fiduciary duties to our stockholders. We may be required to pay a termination fee of $1 million to CAKE Software if we accept an alternative proposal.

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●

Non-Competition. Following the closing of the Asset Sale, we will be subject to a five year non-competition covenant made in the Asset Purchase Agreement. During such five-year period, we will be restricted from engaging in any business activities or investing in any business that compete with the Business.

●

Non-Solicitation. Following the closing of the Asset Sale, we will be subject to a two-year non-solicitation covenant. During such two-year period, we will be restricted from causing any person that has an existing or potential business relationship with the Business to terminate or modify or impair such relationship, to cause or encourage any employee of the Business to leave the Business, to hire anyone who has left the employment of the Business within 90 days of such departure, or to interfere with any person’s relationship with the Business.

●

Employee Matters. On the Closing Date, CAKE Software will assume the employment agreements of certain of our employees and may thereafter offer continued employment on such terms and conditions as agreed upon by CAKE Software.

Conditions to Closing; Closing Date

The closing of the transactions contemplated by the Asset Purchase Agreement is scheduled to take place as soon as possible after the satisfaction or waiver of the conditions precedent to closing, unless the parties otherwise consent thereto.

The obligations of both parties to complete the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of, among others, the following conditions:

●	Our stockholders must approve the Proposal;

●	SaaS Capital Funding II, LLC and Beedie Investments Limited shall have released their liens on our assets to be sold in the Asset Sale;

●	No legal process preventing or adversely effecting the Asset Sale shall be pending or threatened;

●	All material contracts relating to the Business shall have been assigned to CAKE Software;

●	The representations and warranties of one party to another must be true in all material respects; and

●	Each party must have complied with the covenants required to be performed under the Asset Purchase Agreement.

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Termination

The Asset Purchase Agreement may be terminated by the mutual consent of us and CAKE Software, by either us or CAKE Software if the closing shall not have occurred by June 30, 2019 and the terminating party is not the reason for the failure to close, by us if CAKE Software has failed to perform its obligations or breached its representations and warranties and does not cure such failure or breach within 30 days, and by CAKE Software if we have failed to perform our obligations or breached its representations and warranties and does not cure such failure or breach within 30 days.

We may be required to pay a termination fee of $194,000 to CAKE Software if our stockholders do not approve the Proposal and we may be required to pay a termination fee of $1 million to CAKE Software under certain other circumstances such as accepting a superior offer.

Indemnification

We are obligated to indemnify and hold harmless CAKE Software and its affiliates, and each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys’, accountants’, and experts’ fees and expenses including those incurred to enforce the terms of the Asset Purchase Agreement, or the Covered Liabilities, suffered, directly or indirectly, by any of such persons, by reason of, or arising out of (i) any of the Retained Assets or the Retained Liabilities (as such terms are defined in the Asset Purchase Agreement), including any liability based on negligence, gross negligence or any other theory of liability, whether in law or equity, (ii) the ownership and operation of any of the Acquired Assets and Assumed Liabilities (as such terms are defined in the Asset Purchase Agreement) prior to the closing, or (iii) any breach of any representation, warranty, covenant or agreement of us contained therein or in any certificate, schedule, exhibit or document delivered pursuant to the Asset Purchase Agreement. We will not have liability: (i) unless and until the aggregate amount of all indemnifiable losses exceed a deductible amount of $25,000, or the Deductible, and then only to the extent the aggregate amount exceeds the Deductible, and then not in excess of $19,400,000, or the Cap; (ii) for any amount in excess of $200,000 relating to a breach of a representation or warranty, except with respect to a claim related to our insolvency; or (iii) for indemnification claims made after the expiration of the survival period described below.

CAKE Software has agreed to indemnify and hold harmless us, our affiliates, and each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all Covered Liabilities suffered, directly or indirectly, by any of such persons by reason of, or arising out of (i) CAKE Software’s ownership or operation of any of the Acquired Assets or the Assumed Liabilities after the closing, including any liability based on negligence, gross negligence or any other theory of liability, whether in law or equity, (ii) CAKE Software coming into possession of, receiving, or becoming entitled to any Retained Asset after the Closing Date or (iii) any breach of any representation, warranty, covenant or agreement of CAKE Software contained herein or in any certificate, schedule, exhibit or transaction document delivered pursuant to this Agreement. CAKE Software will not have liability: (i) unless and until the aggregate amount of all indemnifiable losses exceed the Deductible, and then only to the extent the aggregate amount exceeds the Deductible, and then not in excess of the Cap; or (ii) for indemnification claims made after the expiration of the survival period described below.

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All representations and warranties contained or made in, or in connection with, the Asset Purchase Agreement shall survive for a period of twenty-four months following the closing, except that (i) the representations and warranties relating to employee benefits made by us and necessary funds made by CAKE Software shall survive for the period of the applicable statute of limitations; (ii) the representations and warranties relating to tax matters made by us shall survive for an additional thirty days following the expiration of the applicable statute of limitations (as extended); and (iii) the representations and warranties relating to incorporation, authorization and title to assets made by us shall survive the closing without limitation.

Dissenters Rights

In accordance with the Delaware General Corporation Law, our stockholders do not have dissenters’ or appraisal rights in connection with the Asset Sale.

Certain Federal Income Tax Consequences

We expect to treat the Asset Sale as a taxable transaction for federal income tax purposes. It is anticipated that any gain resulting from the Asset Sale will be offset against our net operating loss carryforwards. However, utilization of these carryforwards generates an alternative minimum tax for federal income tax purposes. At this time, we are unable to determine the alternative tax liability generated due to the utilization of these carryforwards.

Accounting Treatment

Upon completion of the Asset Sale, we will remove from our consolidated balance sheet all of the assets of our CAKE and Journey by CAKE Business sold to CAKE Software and will reflect therein the effect of the receipt and the use of the proceeds of the Asset Sale. We will record a gain on the sale of assets to CAKE Software equal to the difference between the purchase price received and the book value of the assets sold in our consolidated statement of operations.

Governmental Approval

Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Consent Statement and with the DGCL in connection with the Asset Sale, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Asset Sale.

Interests of the Continuing Stockholders

Following the Asset Sale, our current stockholders will continue to own 100% of our outstanding common stock.  Upon the amendment of certain of our promissory notes, upon our acquisition of the CFN Business, or upon the conversion of securities to be issued in connection with the acquisition of the CFN Business and the exchange of certain of our promissory notes, our existing stockholders will experience further dilution.

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ADDITIONAL INFORMATION ABOUT ACCELERIZE AND THE CFN BUSINESS

Overview

Accelerize Inc. is a Delaware corporation that owns and operates CAKE and getcake.com, a marketing technology business that provides a proprietary solution for advanced analytics, attribution and campaign optimization for digital marketers, and Journey by CAKE, a cloud-based solution that collects and analyzes customer journey data using multi-touch attribution for marketing campaign optimization for brand advertisers and digital agencies.

In connection with the Asset Sale, we will dispose of the CAKE and Journey by CAKE businesses such that Cake Software will acquire all of the assets used by us in the Business and will assume our post-closing obligations under certain vendor, customer and other commercial contracts related to the Business, including our leases for our headquarters in Newport Beach, California and our subsidiary’s office in the United Kingdom. Our cash and cash equivalents, and the assets associated with our Accelerize trademark are excluded from the sale of the Business. Cake Software will offer employment to certain of our employees following the closing date.

Contemporaneously with the closing of the Asset Sale, we will, subject to the satisfaction of customary closing conditions, acquire certain assets from Emerging Growth LLC related to its CFN Business for a purchase price consideration consisting of $420,000 in cash, 30,000,000 shares of the Company’s common stock, and a new class of 6% preferred stock of a class to be created with an aggregate stated value of $3,000,000. Our initial ongoing operations will consist primarily of the CFN Business and we will continue to pursue strategic transactions and opportunities. After the Asset Sale, we intend to establish our corporate headquarters in Whitefish, Montana.

We will continue to be a public company and our common stock will continue to trade on the OTCQB marketplace following completion of the Asset Sale.

We are not, and we are not required under Delaware law to be, soliciting your vote or consent with respect to the purchase of the CFN Business. We are providing this information to give our stockholders a likely view of our company following the Asset Sale. The closing of the acquisition of the CFN Business is subject to customary closing conditions and may not occur.

The CFN Business

The CFN Business generates revenue through sponsored content, including articles, press releases, videos, podcasts, advertisements and other media, email advertisements and other marketing campaigns run on behalf of public and private companies in the cannabis industry, helping them reach accredited, retail and institutional investors. Most revenue is generated through a combination of contracts involving a monthly cash payment and the issuance of restricted stock and warrants to purchase stock.

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The CFN Business’ primary expenses come advertising on platforms like Twitter and Facebook and from employee salaries and contractor fees. The CFN Business’ content is primarily produced by a team of freelance writers and video content is produced through various vendors. The CFN Business also incurs hosting and development costs associated with maintaining and improving its website, web applications, and mobile applications. The CFN Business operates several media platforms, including CannabisFN.com, the CannabisFN iOS app, the CFN Media YouTube channel, the CFN Media podcast, and other venues. These properties are designed to educate and inform investors interested in the cannabis industry, as well as provide a platform for the clients of the CFN Business to reach investors. The CFN Business distributes content across numerous online platforms, including the CannabisFN.com website, press releases, financial news syndicates, search engines, YouTube, iTunes, Twitter, Instagram, Facebook, LinkedIn, and others.

The CFN Business targets the legal cannabis industry. According to Grand View Research, the global cannabis industry is expected to reach $146.4 billion by 2025, driven by the legalization of medical and adult-use cannabis across a growing number of jurisdictions. According to the Marijuana Index, there are approximately 400 public companies involved in the cannabis industry, which represents the primary target market of the CFN Business. The CFN Business’ services are designed to help private companies prepare to go public and public companies grow their shareholder base through sponsored content and marketing outreach. The success of the CFN Business depends on the legal status of cannabis, investor demand for cannabis investments, and numerous other external factors.

The CFN Business competes with other public relations firms for clients, as well as online publishers for investors. Public relations competition includes investor awareness firms like Stockhouse Publishing, Catalyst Xchange, Stonebridge Partners and Midan Ventures. Online publisher competition includes firms like New Cannabis Ventures, Leafly and High Times. The CFN Business is regulated by rules established by the SEC, FINRA, and certain federal and state cannabis regulations.

Unaudited Carve-Out Financial Statements of the CFN Business

The following unaudited carve-out financial statements of the CFN Business are presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. The CFN Business is an integrated business segment of Emerging Growth, LLC, or EG, and not a stand-alone entity. The unaudited carve-out financial statements of the CFN Business reflect the assets, liabilities, revenue and expenses directly attributable to the CFN Business, as well as allocations deemed reasonable by management to present the financial statements of the CFN Business on a stand-alone basis. The net results of transactions between the CFN Business and EG are reflected as due from EG within equity in the accompanying unaudited carve-out balance sheets. The CFN Business utilizes EG’s centralized processes for cash receipts and disbursements. As such, substantially all cash received by the CFN Business was deposited in and commingled with EG’s corporate funds and is not specifically allocated to the CFN Business. As a result, the CFN Business does not hold any cash.

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The following financial information may not necessarily reflect the financial position and results of operations of the CFN Business or our company in the future or what they would have been had the CFN Business been a separate, stand-alone entity during the periods presented. We have included the following unaudited financial information solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the Proposal to approve the Asset Sale. The unaudited financial information is not necessarily indicative of the results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it indicative of the results of operations or financial position that may occur in the future. The unaudited financial information is provided for illustrative purposes only and is not necessarily indicative of our future operating results. The unaudited financial information does not purport to reflect what we anticipate the actual state of operations to be following the completion of the Asset Sale and the purchase of the CFN Business. We caution stockholders that our future results of operations, including uses of cash and financial position, will significantly differ from those described in this unaudited financial information, and accordingly, this unaudited financial information should be read in conjunction with the disclosures in the Consent Solicitation Statement regarding the nature of our business following completion of the transactions.

The following presents the unaudited carve-out balance sheets of the CFN Business as of December 31, 2018 and 2017.

	December 31,	December 31,
	2018	2017
	(Unaudited)	(Unaudited)

Assets
Current assets
Cash	$-	$-
Accounts receivable	57,314	17,757
Current assets	57,314	17,757

Equipment, net	2,782	4,059
Total assets	$60,096	$21,816

Liabilities and Shareholders' Deficit
Current liabilities
Accounts payable	$98,691	$77,183
Deferred revenue	57,709	3,770
Total liabilities	156,400	80,953

Shareholders' deficit
Retained earnings	959,065	345,719
Due from EG	(1,055,369)	(404,856)
Total shareholders' deficit	(96,304)	(59,137)

Total liabilities and deficit	$60,096	$21,816

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The following represents the unaudited carve-out statements of operations of the CFN Business for the years ended December 31, 2018 and 2017.

	Year Ended	Year Ended
	December 31,	December 31,
	2018	2017
	(Unaudited)	(Unaudited)

Revenue	$2,232,913	$1,274,569

Cost of revenue	1,431,101	791,110

Gross margin	801,812	483,459

Operating expenses	182,621	128,692

Income from operations	619,191	354,767

Interest expense	5,844	5,435

Net income	$613,347	$349,332

The operations of the CFN Business are integrated with the business of EG as the CFN Business is not a stand-alone entity. EG is a limited liability company, and thus does not pay federal or state income taxes at the entity level. Taxable earnings flow through to the individual members and are taxed at the member level. Therefore, no provision or liability for income taxes has been included in the accompanying unaudited carve-out financial statements of the CFN Business. Had the CFN Business operated as a stand-alone entity, or a component of another entity with a different legal structure, the operations may have been subjected to income tax at the entity level.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of May 20, 2019, held by: (i) each of our directors; (ii) each of our named executive officers; (iii) all of our directors and executive officers as a group; and (iv) each person or group known by us to own beneficially more than 5% of the outstanding common stock. Except as otherwise set forth below, the address of the persons or groups named below is c/o Accelerize Inc., 20411 SW Birch Street, Suite 250, Newport Beach, California, 92660.

	COMMON STOCK
	# OF	% OF
NAME	SHARES (1)	CLASS (1)
Officers and Directors
Brian Ross (2)	10,860,000	15.6%
Damon Stein (3)	5,579,711	8.0%
Paul Dumais (4)	895,750	1.3%
Mario Marsillo Jr. (5)	1,379,724	2.1%
Gregory Akselrud (6)	285,553	0.4%
All current officers and directors as a group (6 persons) (7)	21,019,393	27.7%
5% Holders
Beedie Investments Limited (8)	7,935,000	10.7%

(1)

Except as indicated in these footnotes: (i) the persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned; (ii) the number of shares beneficially owned by each person as of May 20, 2019 includes any vested and unvested shares of restricted stock and any shares of common stock that such person or group has the right to acquire within 60 days of May 20, 2019, upon the exercise of convertible securities; and (iii) for each person or group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 66,179,709 shares of common stock outstanding on May 20, 2019, plus the number of shares of common stock that such person or group has the right to acquire within 60 days of May 20, 2019.

(2)

Includes 3,100,000 options held by Mr. Ross and 150,000 warrants vested held by Mr. Ross’ spouse vested and that will vest within the next 60 days.  Mr. Ross disclaims beneficial ownership of the 150,000 warrants vested except to the extent of his pecuniary interest therein.

(3)	Includes 3,375,000 options vested and that will vest within the next 60 days.
(4)	Includes 895,750 warrants vested and that will vest within the next 60 days.
(5)	Includes 60,000 options vested and that will vest within the next 60 days.
(6)	Includes 60,000 options vested and 75,000 warrants vested and that will vest within the next 60 days.
(7)	Includes 6,595,000 options and 3,120,750 warrants vested and that will vest within the next 60 days.
(8)	Includes 7,935,000 warrants vested and that will vest within the next 60 days. The address of Beedie Investments Limited is 1730-111 West Georgia Street, Vancouver, British Columbia, Canada V6E YM3.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our next annual meeting of stockholders, including the election of directors of the Company, must be received by us in a reasonable amount of time prior to when we begin to print and send our proxy materials for such meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. If the stockholder fails to give notice in reasonable time prior to when we begin to print and send our proxy materials for such meeting, then the persons named as proxies in the proxies solicited by our Board of Directors for our next annual meeting may exercise discretionary voting power regarding any such proposal.

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ANNUAL REPORTS

We shall provide a copy of our Form 10-K Annual Report for the fiscal year ended December 31, 2018 and our Quarterly Report for the fiscal quarter ended March 31, 2019, without charge, to each person to whom a Consent Solicitation Statement is delivered, upon written or oral request of such person delivered to us at Accelerize Inc., 20411 SW Birch Street, Suite 250, Newport Beach, California, 92660, Attention: General Counsel, or by telephone at (310) 314-8804. Copies may also be obtained without charge through the SEC’s web-site at http://www.sec.gov. We intend to file our Form 10-K Annual Report for fiscal year ended December 31, 2019 on or before March 31, 2020.

“HOUSEHOLDING” OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may employ the practice of “householding” proxy statements and annual reports. This means that only one copy of this Consent Solicitation Statement may have been sent to multiple stockholders residing at the same household. If you would like to obtain an additional copy of this Consent Solicitation Statement, please contact us at Accelerize Inc., 20411 SW Birch Street, Suite 250, Newport Beach, California, 92660, Attention: General Counsel, or by telephone at (310) 314-8804. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act. For further information about us, you may refer to our Annual Report and our Quarterly Reports. These filings are available electronically on the World Wide Web at http://www.sec.gov or on our website at http://accelerize.com/investor-relations/investor-overview. The web addresses of the SEC and the Company have been included as inactive textual references only. The information contained on those websites is specifically not incorporated by reference into this Consent Solicitation Statement.

In addition, the SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this Consent Solicitation Statement, except for any information that is superseded by information included directly in this Consent Solicitation Statement or incorporated by reference subsequent to the date of this Consent Solicitation Statement as described below.

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This Consent Solicitation Statement incorporates by reference the documents listed below that we have previously filed with the SEC (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information deemed to have been “furnished” and not filed in accordance with SEC rules). These documents contain important information about the Company and its financial condition.

•           the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on April 16, 2019;

•           the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on May 20, 2019; and

•           the Company’s Current Reports on Form 8-K filed with the SEC on January 25, 2019, February 8, 2019, March 7, 2019 and May 7, 2019.

In addition, the Company incorporates by reference any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” and not filed in accordance with SEC rules) after the date of this Consent Solicitation Statement and prior to the termination date of this Consent Solicitation. Such documents are considered to be a part of this Consent Solicitation Statement, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents of the Company listed above through the SEC’s website at the address described above or from us directly, at no cost, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into those documents), by requesting them in writing or by telephone at the following address and telephone number: Accelerize Inc., 20411 SW Birch Street, Suite 250, Newport Beach, California, 92660, Attention: General Counsel, or by telephone at (310) 314-8804.

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UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Accelerize Inc.

On May 15, 2019, Accelerize Inc. entered into an asset purchase agreement, or the Asset Purchase Agreement, with CAKE Software, Inc., a Delaware corporation and a subsidiary of Constellation Software Inc., an Ontario, Canada corporation (TSX: CSU), or Constellation, pursuant to which the Company has agreed to sell substantially all of the assets associated with its CAKE and Journey by CAKE business, or the Business, to Constellation for a base purchase price of $19,400,000 plus or minus an estimated closing date adjustment based on the net tangible assets of the Business at the closing, a holdback of $500,000 adjusted pursuant to the terms of the Asset Purchase Agreement and payable on the first anniversary of the closing date, and a three year earnout equal to 30% of the amount that the annual net revenue of the Business exceeds $13,750,000 and payable within 120 days on each of the first, second and third end of month anniversaries of the closing date.

Under the Asset Purchase Agreement, Constellation will acquire all of the assets used by the Company in the Business and will assume the Company’s post-closing obligations under certain vendor, customer and other commercial contracts related to the Business, including the Company’s leases for its headquarters in Newport Beach, California and its Subsidiary’s office in the United Kingdom. The Company’s cash and cash equivalents, and the assets associated with its Accelerize trademark, are excluded from the sale of the Business. Constellation will offer employment to certain of the Company’s employees following the closing date.

Under the Asset Purchase Agreement, the consummation of the sale of the Business is subject to satisfaction or waiver of certain closing conditions, including the approval of the sale of the Business by the Company’s stockholders, the payment of the outstanding principal amount of indebtedness due to Beedie Investments Limited and SaaS Capital Funding II, LLC and the release of their security interest in the assets related to the Business, the accuracy in material respects of the parties’ representations and warranties and material compliance with covenants, the absence of any legal process that prevents or adversely affects the sale of the Business and the delivery of certain other agreements and consents. The Company and its Chief Executive Officer have agreed not to compete with the Business for a period of five years from the closing date and not to solicit from the Business employees, customers, vendors and others with a business relationship with the Business for a period of two years.

The Asset Purchase Agreement prohibits the Company and its directors, officers, employees and other representatives from soliciting or facilitating an alternative proposal for the acquisition of the Business, however, such parties may engage in discussions pursuant to unsolicited third party offers to the extent necessary to satisfy their fiduciary obligations to the Company’s stockholders, subject to notice to Constellation of such discussions. The Asset Purchase Agreement may be terminated under certain circumstances including mutual agreement of the parties, the material breach of the agreement by a party, or to the extent the closing has not occurred by June 30, 2019, subject to extension related to the approval of the sale of the Business by the Company’s stockholders. In the event that the Asset Purchase Agreement is terminated as a result of a superior offer, or the breach of certain closing conditions, the party responsible for the termination will be required to pay damages in the amount of $1,000,000 to the other. In the event that the Asset Purchase Agreement is terminated as a result of the failure of the Company’s stockholders to approve the sale of the Business, the Company will pay to Constellation damages in the amount of $194,000.

The Company intends to use the proceeds from the sale of the Business to pay the outstanding principal amount of indebtedness due to Beedie Investments Limited and SaaS Capital Funding II, LLC, to repay the outstanding principal amount of indebtedness due to certain of the Company’s promissory note holders, to pay transaction expenses, and for general corporate purposes.

40

The accompanying unaudited pro forma condensed balance sheet as of March 31, 2019 gives effect to the disposition of certain assets and liabilities of the Company as if it had been consummated as of March 31, 2019. The accompanying unaudited pro forma condensed statement of operations for the three months ended March 31, 2019 and the year ended December 31, 2018 give effect to the disposition of certain assets and liabilities as if the sale had been consummated at the beginning of the earliest period presented.

The historical financial information on which the pro forma financial statements are based is included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or the SEC, on May 20, 2019 and the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2019. The pro forma condensed financial statements and the notes thereto should be read in conjunction with these historical consolidated financial statements.

The unaudited pro forma condensed financial statements are presented for illustrative purposes only and are subject to a number of assumptions and adjustments that may not be indicative of the results of operations that would have occurred had the disposition been completed as of the dates indicated or what the financial position or results will be for any future periods. The unaudited pro forma condensed statements of operations do not include transaction costs or the loss that the Company expects to recognize on the sale of certain assets and liabilities, as these amounts are not expected to have a continuing impact. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analysis are performed, and have been made solely for the purpose of providing unaudited pro forma condensed financial statements. Differences between these preliminary estimates and the final divestiture accounting may occur and these differences could have a material effect on the accompanying unaudited pro forma condensed financial statements and the Company’s future financial position and results of operations.

41

Accelerize Inc.

Unaudited Pro Forma Condensed Balance Sheet

March 31, 2019

		Pro Forma		Pro Forma as
	As Reported	Adjustments	Notes	Adjusted
Current Assets:
Cash	$544,346	$2,252,032	1	$2,796,378
Restricted Cash	50,000	-		50,000
Accounts Receivable	2,232,745	(2,232,745)	2	-
Prepaid Expenses and other assets	165,658	(165,658)	2	-

Total Current Assets	2,992,749	(146,371)		2,846,378

Property and equipment	42,130	(42,130)	2	-
Operating lease right-of-use asset	1,503,669	(1,503,669)	2	-
Other assets	109,766	(109,766)	2	-

Total assets	$4,648,314	$(1,801,936)		$2,846,378

Current Liabilities:
Accounts payable and accrued expenses	$4,112,359	$(4,112,359)	2	$-
Deferred revenue	239,029	(239,029)	2	-
Line of credit, short-term	2,902,259	(2,902,259)	2	-
Operating lease liability, short term	296,461	(296,461)	2	-
Total current liabilities	7,550,108	(7,550,108)		-

Credit facility net of unamort def fin cost	6,668,493	(6,668,493)	1,2	-
Other Loan, related party net of unamort def fin cost	403,580	(403,580)	1,2	-
Other Loan net of unamort def fin cost	2,341,009	(2,341,009)	1,2	-
Operating lease liability, long-term	1,362,750	(1,362,750)	1,2	-
Other liabilities	531,250	(531,250)	1,2	-
Deferred income tax liabilities	-	95,000	3	95,000

Total liabilities	18,857,190	(18,762,190)		95,000

Stockholders' (Deficit) Equity:
Common stock	66,179	-		66,179
Additional Paid-in Capital	29,773,130	-		29,773,130
Accumulated deficit	(43,973,761)	16,960,254	1,2,3	(27,013,507)
Accumulated other comprehensive invcome	(74,424)	-		(74,424)
Total Stockholders' (Deficit) Equity	(14,208,876)	16,960,254		2,751,378

Liabilities and Stockholder (Deficit) Equity	$4,648,314	$(1,801,936)		$2,846,378

See notes to the unaudited condensed pro forma financial statements

42

Accelerize Inc.

Unaudited Pro Forma Condensed Statements of Operations

For the Three-Month Period Ended March 31, 2019

		Pro Forma		Pro Forma as
	As Reported	Adjustments	Notes	Adjusted

Revenues:	$4,825,822	$(4,825,822)	4	$-

Cost of revenue	1,829,373	(1,829,373)	5	-
Gross Profit	2,996,449	(2,996,449)		-

Operating expenses:
Research and development	779,248	(779,248)	5	-
Sales and marketing	856,439	(848,089)	5	8,350
General and administrative	1,649,282	(1,171,964)	5	477,318
Total operating expenses	3,284,969	(2,799,301)		485,668

Operating loss	(288,520)	(197,148)		(485,668)

Other income (expenses)
Other income	56	(56)	6	-
Interest expense	(725,173)	725,173	7	-
Total other expenses	(725,117)	725,117		-

Net loss	$(1,013,637)	$527,969		$(485,668)

Net loss per share:
Basic	$(0.02)			$(0.01)
Diluted	$(0.02)			$(0.01)

Basic weighted average common shares outstanding	66,179,709			66,179,709
Diluted weighted average common shares outstanding	66,179,709			66,179,709

See notes to the unaudited condensed pro forma financial statements

43

Accelerize Inc.

Unaudited Pro Forma Condensed Statements of Operations

For the Year Ended December 31, 2018

		Pro Forma		Pro Forma as
	As Reported	Adjustments	Notes	Adjusted

Revenues:	$21,729,605	$(21,729,605)	4	$-

Cost of revenue	9,075,828	(9,075,828)	5	-
Gross Profit	12,653,777	(12,653,777)		-

Operating expenses:
Research and development	4,165,586	(4,165,586)	5	-
Sales and marketing	4,301,712	(4,138,208)	5	163,504
General and administrative	8,298,748	(5,317,236)	5	2,981,512
Impairment loss	4,724,746	(4,724,746)	8	-
Total operating expenses	21,490,792	(18,345,776)		3,145,016

Operating loss	(8,837,015)	5,691,999		(3,145,016)

Other income (expenses)
Other income	621	(621)	6	-
Interest expense	(2,581,046)	2,581,046	7	-
Total other expenses	(2,580,425)	2,580,425		-

Net loss	$(11,417,440)	$8,272,424		$(3,145,016)

Net loss per share:
Basic	$(0.17)			$(0.05)
Diluted	$(0.17)			$(0.05)

Basic weighted average common shares outstanding	66,179,709			66,179,709
Diluted weighted average common shares outstanding	66,179,709			66,179,709

See notes to the unaudited condensed pro forma financial statements

44

Notes To Unaudited Pro Forma Condensed Financial Statements

1. Basis of Presentation

The unaudited pro forma condensed financial statements are based on the Company’s historical consolidated financial statements, adjusted to give effect to the May 15, 2019 sale of substantially all of the Company’s assets.

The Company has historically used calendar years and calendar quarters for their reporting periods.

Certain reclassifications have been made to the Company’s historical balance sheet and statements of operations to conform to the reported historical presentations of the Company’s balance sheet and statements of operations.

2. Pro Forma Adjustments

The company has prepared the pro forma information and adjustments in accordance with the rules and regulations of the Securities and Exchange Commission. The unaudited pro forma condensed financial statements include adjustments directly attributable to substantially all of the Company’s assets and related debt extinguishments. The adjustments do not reflect all operational cost savings that may result from the sale of the Company’s assets.

The pro forma adjustments are described below:

1-	To record cash proceeds from the sale of assets, less liabilities to be paid at closing and transaction costs
2-	To eliminate the sale of assets and liabilities as part of the asset sale
3-	Accrual of estimated tax liability resulting from gain on sales, offset by net operating losses
4-	Elimination of revenue generating discontinued operations
5-	Elimination of costs of revenues of discontinued operations
6-	Elimination of discontinued operations
7-	Elimination of interest expense in connection with debt to be repaid at closing
8-	Elimination of impairment charges in connection with discontinued operations

By Order of the Board of Directors
/s/ Brian Ross
Newport Beach, California	Brian Ross
June 3, 2019	President, Chairman and Chief Executive Officer

45

APPENDIX A

asset purchase AGREEMENT

By and between

Accelerize Inc.

(“Seller”)

and

CAKE Software, Inc.

(“Buyer”)

May 15, 2019

ARTICLE IV	Representations and Warranties of Buyer	28
4.1.	Incorporation; Authorization; Etc.	28
4.2.	Brokers, Finders, Etc.	28
4.3.	Licenses, Approvals, Other Authorizations, Consents, Reports, Etc.	28
4.4.	Acquisition of Acquired Assets and Operation of the Acquired Business for Investment	29
4.5.	Necessary Funds	29
ARTICLE V	Covenants of Seller and Buyer	29
5.1.	Confidentiality; Records; Cooperation	29
5.2.	Reasonable Best Efforts, Obtaining Consents	30
5.3.	Conduct of Business	31
5.4.	Preservation of Business	32
5.5.	Further Assurances	32
5.6.	Press Release	32
5.7.	Use of Name	32
5.8.	Restrictive Covenants	33
5.9.	Indebtedness	35
ARTICLE VI	Employees, Employee Benefits and Other Transitional Matters	35
6.1.	Hiring Employees	35
6.2.	Medical Benefits	35
6.3.	Investment Plans	35
6.4.	Severance	35
6.5.	Service Credit	36
6.6.	UK Employees	36
ARTICLE VII	Transfer Taxes	37
ARTICLE VIII	Conditions of Buyer’s Obligation to Close	37
ARTICLE IX	Conditions of Seller’s Obligation to Close	39
ARTICLE X	Survival; Indemnification	40
10.1.	Survival Periods	40
10.2.	Indemnification by Seller	40
10.3.	Indemnification by Buyer	41
10.4.	Indemnification Procedures	42
10.5.	Certain Limitations	43

ii

ARTICLE XI	Termination	43
11.1.	Termination	43
11.2.	Procedure and Effect of Termination	44
ARTICLE XII	Miscellaneous	44
12.1.	Counterparts	44
12.2.	Governing Law; Consent to Jurisdiction	44
12.3.	Entire Agreement	45
12.4.	Expenses	45
12.5.	Notices	45
12.6.	Successors and Assigns	46
12.7.	Headings; Definitions	46
12.8.	Severability; Enforcement	46
12.9.	Amendment	46
12.10.	Waiver; Effect of Waiver	46
12.11.	Remedies Cumulative	46

schedules

Schedule I	Persons with Seller “Knowledge”
Schedule 2.1(a)(x)	Real Property
Schedule 2.5	Purchase Price Adjustment
Schedule 3.1(c)	Material Restrictions
Schedule 3.2	Financial Statements
Schedule 3.4	Existing Indebtedness
Schedule 3.6	Litigation
Schedule 3.8	Contracts
Schedule 3.9	Employees
Schedule 3.10	Employee Benefits
Schedule 3.11	Certain Changes
Schedule 3.12	Intellectual Property
Schedule 3.14A	Suppliers; Customers
Schedule 3.14B	Monthly Recurring Revenue
Schedule 3.15	Insurance
Schedule 3.20	Creditor Arrangements
Schedule 6.1A	Employees of Seller Employed in the Business
Schedule 6.1B	Contracts in Respect of the UK Employees

EXHIBITS

EXHIBIT A	Bill of Sale and Assignment Agreement
EXHIBIT B	UK Assignment Agreement

iii

asset purchase AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 15, 2019, is entered into by and between Accelerize Inc., a Delaware corporation (“Seller”), and CAKE Software, Inc., a Delaware corporation (“Buyer”).

WHEREAS, among other things, Seller and the UK Subsidiary (as defined below) own and operate a business that licenses proprietary software (and provides services related to such software) for advanced analytics, attribution and campaign optimization for digital marketers (the “Business”); and

WHEREAS, Buyer and UK Buyer (as defined below) desire to purchase certain assets of Seller and the UK Subsidiary and assume certain liabilities of Seller and the UK Subsidiary relating to the Business, and Seller and the UK Subsidiary desire to sell such assets and assign such liabilities to Buyer and UK Buyer, upon the terms and conditions set forth herein (the “Asset Purchase”);

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

Certain Definitions

As used herein, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in any Schedule or Exhibit hereto and each collateral document and certificate executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. For the avoidance of doubt, all references in this Agreement to “$” or Dollars shall mean United Stated Dollars.

“Accounts Payable” shall have the meaning attributed thereto in Section 2.1(c)(ii).

“Accounts Receivable” means all rights of Seller to receive payment for services rendered in respect of the Business.

“Acquired Assets” shall have the meaning attributed thereto in Section 2.1(a).

“Acquired Contracts” shall have the meaning attributed thereto in Section 2.1(a)(v).

“Action” means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Agreement” shall have the meaning attributed thereto in the Preamble.

“Arbitration Firm” shall have the meaning attributed thereto in Section 2.7(c).

“Asset Purchase” shall have the meaning attributed thereto in the Recitals.

“Assumed Employee” shall have the meaning as set forth in Section 6.1.

“Assumed Contracts” shall have the meaning attributed thereto in Section 2.1(a)(v).

“Assumed Liabilities” shall have the meaning attributed thereto in Section 2.1(c).

“Base Purchase Price” means the sum of $19,400,000 plus or minus the Estimated Closing Date Adjustment.

“Base Software” means all source and object code comprising the “CAKE for Networks” and the “Journey by CAKE” software platforms, as the same exists as of the Closing Date, including, without limitation, all backend databases and infrastructure, front-end user interfaces and including any products that are in the development stage.

“Bill of Sale and Assignment Agreement” shall have the meaning attributed thereto in Section 2.2(a).

“Break Fee” means $1,000,000.

“Business” shall have the meaning attributed thereto in the Recitals.

“Buyer” shall have the meaning attributed thereto in the Preamble.

“Buyer Closing Statement” shall have the meaning attributed thereto in Section 2.5(b).

“Buyer Indemnified Parties” shall have the meaning attributed thereto in Section 10.2.

“Closing” means the consummation of the transactions contemplated by Section 2.1 of this Agreement.

“Closing Date” means the date that is five (5) business days after all conditions set forth in Articles VIII and IX hereof have been satisfied, or such other date as may be otherwise expressly agreed by Buyer and Seller.

“Closing Documents” shall have the meaning attributed thereto in Section 2.2(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP Licenses” shall have the meaning attributed thereto in Section 3.12(b).

“Confidential Data” shall have the meaning attributed thereto in Section 3.12(j).

“Contract” means any note, bond, mortgage, indenture, lease, contract, instrument, license, agreement, sales order, purchase order, open bid or other obligation or commitment and all rights and obligations therein, whether written or otherwise.

“Covered Liabilities” shall have the meaning attributed thereto in Section 10.2.

“Customer Contracts” shall have the meaning attributed thereto in Section 2.1(a)(iv).

“Demand” means any action, award, claim, complaint, cost, debt, demand, expense, fine, liability, loss, penalty, proceeding or settlement.

“Earn-out Payment” shall have the meaning attributed thereto in Section 2.7(a).

“Earn-out Period” means each of the three (3) consecutive twelve-month periods commencing at the end of the month following the Closing Date.

“Earn-out Statement” shall have the meaning attributed thereto in Section 2.7(b).

“Employee Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA)) or any other plan, policy, program, agreement or arrangement (whether written or oral, whether or not subject to ERISA, whether formal or informal) providing for present or future compensation, bonuses, profit-sharing, stock purchase, stock option or other stock related rights or other forms of incentive or deferred compensation, change-in-control, retention or salary continuation benefits, vacation benefits, benefits-related insurance (including any self-insured arrangements), health or medical benefits, Code Section 125 “cafeteria” or “flexible” benefits, employee loan, educational assistance or material fringe benefit plan, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including any compensation, pension, health, medical or life insurance benefits) or any other material benefit of any kind to any current or former employee of the Business (or any dependent or beneficiary thereof) or any current or former consultant or director of the Business, in each case maintained or contributed to by Seller or any of its ERISA Affiliates or in which Seller or any of its ERISA Affiliates participates or participated or with respect to which Seller or any of its ERISA Affiliates has any direct or indirect liability, whether contingent or otherwise.

“Employment Costs” means all amounts payable to or in respect of the UK Employees, including wages, salaries, accrued bonus, commission, overtime pay, holiday pay, contributions to retirements benefit schemes and tax liabilities.

“Entity” means any Person other than a natural person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means any Person that is or has been in the five year period ending with the Closing Date treated as a single employer with Seller under Sections 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“Estimated Closing Date Adjustment” shall have the meaning attributed thereto in Section 2.5(a).

“Executive Shareholder” means Brian Ross.

“Existing Indebtedness” means the amount of indebtedness of Seller pursuant to those certain loan agreements entered into by and between Seller and each of SaaS Capital Funding II, LLC and Beedie Investments Limited, as senior lenders.

“Final Closing Date Adjustment” shall have the meaning attributed thereto in Section 2.5(c).

“Financial Statement Date” shall have the meaning attributed thereto in Section 3.2.

“Financial Statements” shall have the meaning attributed thereto in Section 3.2.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any federal, state, local or foreign Entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, or instrumentality of the United States, any State of the United States or political subdivision thereof, and any tribunal or arbitral authority of competent jurisdiction, and any self-regulatory organization.

“Gross Revenue” means the gross revenue earned by Buyer in respect of the Business, calculated in accordance with generally accepted accounting principles.

“Holdback Amount” means the sum of $500,000, as adjusted pursuant to the terms of this Agreement.

“Holdback Release Date” means the first business day occurring 365 days after the Closing Date.

“Indemnity Cap” shall have the meaning attribute thereto in Section 10.2.

“Indemnity Deductible” shall have the meaning attributed thereto in Section 10.2.

“Intellectual Property” means all patents, patent rights, patent applications, software and other copyrights and copyright applications, trade secrets, know-how, service marks, maskworks, trade names trademarks and trade mark applications, domain names and associated website content, domain name systems, common law rights in any of the foregoing, rights to apply for applications, reissues, reexaminations, divisionals, renewals, extensions, continuations, and continuations-in-part in any of the foregoing, and moral rights of any authors, technical data, tangible or intangible proprietary information, unfiled invention disclosures and inventions (whether or not patentable), in each case in all countries in the world, and all documentation relating to any of the foregoing.

“Investment Plans” shall have the meaning attributed thereto in Section 6.3.

“knowledge” (including the term “to the knowledge of”) means actual knowledge, after due inquiry of appropriate employees and files. Knowledge of Seller means the actual knowledge, after due inquiry of appropriate employees and review of files, of the Persons named on Schedule I hereto.

“Laws” means statutes, regulations, ordinances, rules and other laws promulgated by a Governmental Authority.

“Licenses” means permits, registrations, approvals, franchises or other authorizations including without limitation authorizations with respect to patents, patent applications, trademarks, service marks, trade names, copyrights, computer software programs, technology, trade secrets and know-how, and means, when used as a verb, the act of granting a License.

“Lien” means a restriction on voting or transfer, or a pledge, lien, mortgage, hypothecation, collateral assignment, charge, encumbrance, easement, covenant, restriction, title defect, encroachment or security interest of any kind.

“Long Stop Date” shall have the meaning attributed thereto in Section 5.8(g).

“Los Angeles Lease” means that certain lease for an executive office comprising 1,095 square feet in Los Angeles, CA that is the principal workplace for Seller’s General Counsel.

“Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the Business or (ii) the ability of Buyer to operate the Business immediately after the Closing in the manner operated by Seller prior to the Closing.

“Material Contract” means any Contract related to the Business required to be listed on Schedule 3.8 hereto.

“Net Revenue” means, with respect to each Earn-out Period, the Gross Revenue earned by the Business, less any Third-Party Costs of Goods directly incurred by the Business, calculated in accordance with U.S. generally acceptable accounting principles, consistently applied.

“Net Tangible Assets” means the book value of the Tangible Assets, less the book value of the Specified Liabilities as of the Closing Date, calculated in accordance with the methodology agreed by the parties and set out in Schedule 2.5.

“Non-Competition Agreement” shall have the meaning attributed thereto in Section 5.8(e).

“Non-Solicitation Agreement” shall have the meaning attributed thereto in Section 5.8(f).

“Orders” means judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitrator or other tribunal) and whether imposed or entered by consent.

“Owned Intellectual Property” shall have the meaning attributed thereto in Section 3.12(a).

“Parent” means Constellation Software Inc.

“Parent Guarantee” means that certain guarantee, duly executed by the Parent, with respect to Buyer’s obligations (i) to pay the Holdback Amount to Seller on the Holdback Release Date and (ii) to pay the Earn-Out Payments, if any, to Seller, each as set out in this Agreement.

“Permitted Liens” means any Liens (i) for Taxes not yet due or payable; or (ii) that are not material and constitute mechanics’, carriers’, workers’ or like liens incurred in the ordinary course of business.

“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other Entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Pierini Employment Agreement” means that certain Employment Agreement, dated as of February 10, 2014, between Seller and Santi Pierini, as amended from time to time.

“Privacy Laws” shall have the meaning attributed thereto in Section 3.12(j).

“Privacy Policies” shall have the meaning attributed thereto in Section 3.12(j).

“Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended.

“Retained Assets” means those assets of Seller that are not Acquired Assets.

“Retained Liabilities” means those liabilities of Seller and the UK Subsidiary that are not Assumed Liabilities as set forth in Section 2.1(d).

“Schedule” means any Schedule hereto.

“Seller” shall have the meaning attributed thereto in the Preamble.

“Seller Indemnified Parties” shall have the meaning attributed thereto in Section 10.3.

“Separate Counsel” shall have the meaning attributed thereto in Section 10.4(b).

“Specified Liabilities” means the value of the following liabilities of Seller and the UK Subsidiary to the extent relating to the Business: Accounts Payable, advanced billings and deferred revenue, sales tax payable, employee–related payables and all other accrued expenses, in each case with respect to the Business.

“Tangible Assets” means the value of the following assets of Seller and the UK Subsidiary to the extent relating to the Business: Accounts Receivable, inventory, pre-paid expenses and fixed assets, in each case with respect to the Business, net of all accumulated depreciation and excluding any intangible assets such as goodwill, any capitalized development expenses, and deferred tax assets.

“Taxes” means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital premium, customs, duties or other taxes or charges of a similar nature imposed, enforced, or collected by any taxing authority, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Return(s)” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Third-Party Claim” means any Action by or before any Governmental Authority asserted by a Person other than any party hereto or their respective Affiliates which gives rise to a right of indemnification hereunder.

“Third-Party Code” shall have the meaning attributed thereto in Section 2.1(a)(vi).

“Third-Party Costs of Goods” means the following third party costs of goods incurred by Buyer directly related to the Business:

(i)	web hosting fees;
(ii)	web security fees (e.g., to combat denial of service attacks);
(iii)	customer concessions and credits;
(iv)	personnel costs associated with the technical support team equal to no more than 5% of the web hosting fees in any given period;
(v)	credit card and banking fees incurred to receive payments that generate revenue;
(vi)	bad debt expense, calculated in accordance with U.S. generally accepted accounting principles;
(vii)	amounts paid to third parties for software or services that are part of the solution sold to customers;
(viii)	reasonable referral fees paid to third parties for referring customers;
(ix)	marketing costs incurred on behalf of customers (i.e. where customer hires Business to do custom websites or marketing) if directly reimbursed by the customer; and
(x)	reasonable source code escrow costs;

provided that with respect to items (vii), (viii) and (x) above, in the event the Base Software is bundled with another Buyer product, the amount of such item to be included in this calculation will be limited to the proportionate share of such item based on the proportionate revenue attributable to the Base Software in such bundled product.

“Transfer Tax” shall have the meaning attributed thereto in ARTICLE VII.

“Transaction Documents” shall mean this Agreement together with the Bill of Sale and Assignment Agreement, the UK Assignment Agreement, the Non-Competition Agreement and the Non-Solicitation Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“UK Assignment Agreement” means an assignment agreement executed by the UK Subsidiary pursuant to which it transfers to UK Buyer all of its right, title and interest in the UK Contracts and the UK Employees, in form and content reasonably satisfactory to UK Buyer.

“UK Buyer” means Ibcos Computers Limited, an Affiliate of Buyer and a limited company organized under the laws of England and Wales.

“UK Contracts” means the Contracts set forth on Schedule 2.1(a)(x), section (ix) of Schedule 3.8 and Schedule 6.1B to be assigned from the UK Subsidiary to UK Buyer pursuant to the UK Assignment Agreement.

“UK Employees” means the persons listed as employees of the UK Subsidiary in Schedule 6.1B to this Agreement.

“UK Subsidiary” means Cake Marketing UK Ltd., a limited company organized under the laws of England and Wales.

ARTICLE II

Sale of Assets; Closing

2.1.     Purchase and Sale.

(a)      Acquired Assets. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, Buyer will purchase from Seller and Seller will sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens, other than Permitted Liens, all of the following assets (the “Acquired Assets”):

(i)     all of the right, title and interest in and to the Intellectual Property of Seller which is used in or by the Business, including without limitation all Intellectual Property rights in and to, associated with, or related to the Base Software;

(ii)     a full copy of the Base Software;

(iii)    all lists of present customers and suppliers of the Business as operated by Seller and the UK Subsidiary;

(iv)     all right, title and interest of Seller in and to the customer contracts associated with or used by the Business, including all rights to provide services pursuant to such contracts, and to assert claims and to take other actions in respect of breaches, defaults and other violations thereunder (whether or not arising or asserted before, on or after the Closing Date, except for such rights that are Retained Assets or Retained Liabilities) (collectively, the “Customer Contracts”);

(v)     all right, title and interest of the UK Subsidiary in and to the UK Contracts and all right, title and interest of Seller in and to the Contracts associated with or used by the Business, other than Customer Contracts, including, without limitation, the Company IP Licenses and confidentiality agreements executed by Seller with third parties in connection with a potential sale of the Acquired Assets to such third parties (collectively, the “Assumed Contracts”); the Customer Contracts and the Assumed Contracts shall jointly be referred to as the “Acquired Contracts”;

(vi)     the third-party software source code relating to the Business (the “Third-Party Code”), to the extent the same can be transferred;

(vii)   the Tangible Assets, together with any rights, claims and interests arising out of contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof (except for such rights, claims and interests that are included in the Retained Assets or Retained Liabilities);

(viii) all claims of Seller or the UK Subsidiary against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent (except to the extent any such claims relate to Retained Assets or Retained Liabilities);

(ix)     the financial, accounting, operating, sales and marketing or other data and records pertaining to the Business;

(x)     all leases of real property or for buildings in the name of either Seller or the UK Subsidiary (other than the Los Angeles Lease), all of which are set forth on Schedule 2.1(a)(x) (and for greater certainty in order to effect such transfer, Seller will cause the UK Subsidiary to deliver the UK Assignment Agreement to UK Buyer at Closing);

(xi)     all employment agreements entered into by either Seller or the UK Subsidiary with respect to each Assumed Employee or UK Employee set forth on Schedule 6.1A and Schedule 6.1B hereto (and for greater certainty in order to effect such transfer, Seller will cause the UK Subsidiary to deliver the UK Assignment Agreement to UK Buyer at Closing);

(xii)   all certificates, licenses, registrations and other similar rights held by Seller with respect to the Business and obtained from all public or professional authorities; and

(xiii)  all other content and materials used by the Business, including, without limitation, marketing materials, case studies, and white papers.

(b)     Retained Assets. Seller shall retain all rights under and liabilities with respect to the Retained Assets, which are specifically excluded from the Acquired Assets. Buyer shall have no rights under and no liabilities with respect to the Retained Assets. The Retained Assets shall include, without limitation, the following:

(i)     all “Accelerize” registered and common law trademarks;

(ii)    all “Accelerize” domain names and associated website content, including the advertising Contracts entered into by the Seller with Google AdWords, LinkedIn and Facebook;

(iii)    the right of Seller to any Tax refunds, credits, carryforwards, carrybacks or other Tax attributes that relate to Taxes that are Retained Liabilities;

(iv)    all cash;

(v)     shares of capital stock of Seller held in treasury;

(vi)    all insurance policies;

(vii)   all minute books and records of Seller;

(viii)  the Los Angeles Lease; and

(ix)    the capital stock of any subsidiary or Affiliate of Seller.

(c)     Assumed Liabilities. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, in consideration for the sale, assignment, conveyance, transfer and delivery of the Acquired Assets to Buyer and UK Buyer, Seller and the UK Subsidiary shall assign and Buyer and UK Buyer, as applicable, shall assume solely the liabilities of Seller and the UK Subsidiary set forth in this Section 2.1(c) (collectively, the “Assumed Liabilities”). The Assumed Liabilities consist of the following:

(i)     liabilities in respect of each Acquired Contract assumed by Buyer, and each UK Contract assumed by UK Buyer, to the extent arising from and after the Closing Date;

(ii)     accounts payable, including trade payables, and accrued expenses (other than any Taxes) of Seller and the UK Subsidiary to the extent relating to the Business (the “Accounts Payable”);

(iii)    liabilities in respect of the Acquired Assets to the extent arising from and after the Closing Date;

(iv)    liabilities in respect of all real property taxes, sales taxes, personal property taxes and similar ad valorem Taxes that relate to the Acquired Assets to the extent such taxes apply to any period after the Closing Date; for the purpose of this Section 2.1(c)(iv), such Taxes which are payable for a taxable period that includes, but does not end on, the Closing Date shall be allocated between Seller and Buyer ratably on a daily basis;

(v)    any and all liabilities or obligations of Seller and the UK Subsidiary in any way arising from or relating to the Assumed Employees or the UK Employees to the extent arising from and after the Closing Date; and

(vi)    liabilities of Seller and the UK Subsidiary in respect of all advanced billing or deferred revenues to the extent relating to the Business.

Seller shall assign and Buyer shall assume any and all Assumed Liabilities.

(d)     Retained Liabilities. Seller and the UK Subsidiary shall retain and be solely liable for all debts, penalties, obligations, or liabilities of Seller and the UK Subsidiary whatsoever, whether known or unknown, whether current, long-term, liquidated or contingent, which are not Assumed Liabilities. The Retained Liabilities shall include, without limitation, the following:

(i)     All real property taxes, personal property taxes and similar ad valorem Taxes that relate to the Acquired Assets for taxable periods (or portions thereof) ending on or prior to the Closing Date; for the purpose of this Section 2.1(d)(i), such Taxes which are payable for a taxable period that includes, but does not end on, the Closing Date shall be allocated ratably on a daily basis;

(ii)     Taxes of the UK Subsidiary or Seller or any other Person for which Seller is liable under Section 1.1502-6 of the Treasury Regulations (which, for the avoidance of doubt, include all Taxes required to be paid by Seller not described in Section 2.1(d)(i), including all sales and use taxes due with respect to transactions occurring on or prior to the Closing Date) and the portion of the Transfer Taxes for which Seller is liable under ARTICLE VII;

(iii)    any and all liabilities or obligations in any way arising from or relating to Employee Plans prior to the Closing with respect to Assumed Employees;

(iv)    any sums payable pursuant to Section 3.9(b) including those relating to the termination of any employee of Seller by Seller or any employee of the UK Subsidiary by the UK Subsidiary;

(v)    Intellectual Property infringement claims made by any third party whether made before or after the Closing Date, with respect to Seller’s or the UK Subsidiary’s operation of the Business prior to the Closing Date;

(vi)    all Accounts Payable incurred by Seller or the UK Subsidiary on or prior to the Closing Date;

(vii)   all liabilities arising out of, under or in connection with Contracts that are not Acquired Contracts;

(viii)  all liabilities of Seller or the UK Subsidiary relating to Seller’s compliance or the UK Subsidiary’s compliance, as applicable, with Orders or other legal requirements of Seller or the UK Subsidiary (including, without limitation, the Regulations);

(ix)    any liability to indemnify, reimburse or advance amounts to any officer, director or stockholder of Seller or its Affiliates;

(x)   any and all liabilities constituting, or arising out of, the Existing Indebtedness or any other indebtedness of Seller or the UK Subsidiary owed to its banks, shareholders or any other non-arm’s length party;

(xi)    any and all liabilities relating to the Confidential Settlement Agreement and Release made between Seller and Jeff McCollum dated November 29, 2016;

(xii)   any and all liabilities constituting, or arising out of any claims made by the shareholders of Seller in respect of the transactions contemplated by this Agreement; and

(xiii)  all liabilities in respect of any pending or threatened litigation, or any claim arising out of, relating to or otherwise in respect of the operation of the Business to the extent such litigation or claim and associated liability relates to such operation on or prior to the Closing Date.

2.2.     Closing Documents. At the Closing:

(a)     Seller and the UK Subsidiary shall assign and transfer to Buyer or such Person as Buyer may designate the Acquired Assets, and Buyer or its designee shall assume from Seller the Assumed Liabilities by delivery of (i) a Bill of Sale and Assignment Agreement in substantially the form attached hereto as Exhibit A (the “Bill of Sale and Assignment Agreement”), duly executed by Seller and Buyer, (ii) the UK Assignment Agreement substantially in the form attached hereto as Exhibit B, (iii) all such other good and sufficient instruments of conveyance, assignment and transfer, and such affidavits and other instruments in form and substance reasonably acceptable to Buyer’s counsel, as shall be effective to transfer to Buyer and UK Buyer the Acquired Assets, and (iv) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to each of Buyer’s and Seller’s counsel, as shall be effective to cause Buyer and UK Buyer to acquire the Acquired Assets and assume the Assumed Liabilities.

(b)     Buyer shall pay by wire transfer initiated no later than 12:00 P.M. EDT the Base Purchase Price in immediately available funds to the account specified by Seller.

(c)     As of the date hereof Seller, Buyer and UK Buyer, as applicable, have executed and delivered each of the documents set forth in Section 2.2(a) above, and as of the Closing Date Seller and Buyer shall have delivered the other documents required to be delivered under ARTICLE VIII (together with the other documents specified in Section 2.2(a) the “Closing Documents”), and on the Closing Date upon payment of the Base Purchase Price as provided in Section 2.2(b) all Closing Documents in escrow shall be automatically released from escrow and deemed delivered to the respective parties.

2.3.     Time and Place of Closing. The Closing shall take place on the Closing Date by confirmation from Seller to Buyer of the receipt of the Base Purchase Price and the subsequent automatic release from escrow and delivery of the Closing Documents as provided in Section 2.2(c).

2.4.     Nonassignable Contracts. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, Contract, authorization of a Governmental Authority, sales, service or purchase order, or any claim, right or benefit arising thereunder or resulting therefrom, if the Asset Purchase would be deemed an attempted assignment thereof without the required consent of a third party thereto and would constitute a breach thereof or in any way affect the rights of Seller, the UK Subsidiary, Buyer or UK Buyer thereunder. If such consent is not obtained, or if the consummation of the Asset Purchase would affect the rights of Seller or the UK Subsidiary thereunder so that Buyer or UK Buyer would not in fact receive the benefit of all such rights, (i) subject to the satisfaction or waiver of the conditions contained in Article VIII and Article IX, the Closing shall nonetheless still occur provided that prior to the Closing Date, in the event Seller is unable to obtain consent to assign its contact with Amazon Web Services, dated as of August 1, 2016, to Buyer in advance of the Closing, Buyer and Seller shall have entered into a separate agreement, reasonably satisfactory to the parties, pursuant to which Seller shall be responsible to provide to Buyer the software and services obtained by Seller pursuant to such agreement (including all related agreements and addendums and including the AWS Customer Agreement, as referenced therein) until such time as Seller is able to obtain consent to assign and transfer such contract to Buyer, (ii) upon Buyer’s written request Seller shall cooperate with Buyer, at Buyer’s sole cost and expense, in any arrangement designed to provide for the benefits thereof to Buyer or UK Buyer, including subcontracting, sublicensing or subleasing to Buyer or UK Buyer or enforcement for the benefit of Buyer or UK Buyer of any and all rights of Seller or the UK Subsidiary against a third party thereto arising out of the breach or cancellation by such third party or otherwise. Following the Closing, Seller and Buyer shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required in relation thereto.

2.5.     Purchase Price Adjustment.

(a)      Schedule 2.5 sets forth Seller’s good faith estimate of the calculation of Net Tangible Assets of the Business as of the Closing (the “Estimated Closing Date Adjustment”), which shall be delivered by Seller to Buyer for its review and approval no later than two (2) business days in advance of the Closing Date.

(b)     Within 90 days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a calculation of the Net Tangible Assets of the Business as of the Closing, prepared in accordance with the methodology agreed by the parties and set out in Schedule 2.5 and accompanied by the balance sheet of the Business as of the Closing Date (the “Buyer Closing Statement”).

(c)     Within 30 days following receipt by Seller of the Buyer Closing Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Buyer Closing Statement. If Seller does not notify Buyer in writing in reasonable detail of a dispute with respect to the Buyer Closing Statement within such 30-day period, such Buyer Closing Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such disputed items. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such disputed items within 120 days after Seller notifies Buyer of its objections, then Buyer and Seller shall jointly engage a mutually agreed upon accounting firm to resolve only such disputed items and/or items still in dispute. All professional fees incurred by such accounting firm will be shared equally between Buyer and Seller. All determinations made by the accounting firm, as well as the calculation of the Net Tangible Assets of the Business as of the Closing Date in accordance with this Section 2.5(c) (the “Final Closing Date Adjustment”), will be final, conclusive and binding on the parties to this Agreement.

(d)    For purposes of complying with the terms set forth in this Section 2.5, Buyer and Seller shall cooperate with and make available to each other and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably requested in connection with the preparation and analysis of the Buyer Closing Statement and the resolution of any disputes thereunder.

(e)     If the Final Closing Date Adjustment, as finally determined in accordance with this Section 2.5, shows the Net Tangible Assets to be greater than the amount of the Net Tangible Assets as calculated pursuant to the Estimated Closing Date Adjustment (any such excess being the “NTA Excess”), then Buyer will pay for credit to Seller the Holdback Amount plus the amount of the NTA Excess on the Holdback Release Date by bank wire transfer to the account set forth on Schedule I hereto.

(f)     If the Final Closing Date Adjustment, as finally determined in accordance with this Section 2.5, shows the Net Tangible Assets to be less than the amount of the Net Tangible Assets as calculated pursuant to the Estimated Closing Date Adjustment (the amount of the difference, expressed as a positive number, being the “NTA Shortfall”) and

(i)     the NTA Shortfall is less than the Holdback Amount, then Buyer will pay for credit to Seller the Holdback Amount less the amount of the NTA Shortfall on the Holdback Release Date by bank wire transfer to the account set forth on Schedule I hereto; or

(ii)    the NTA Shortfall is greater than the Holdback Amount, then Buyer will retain the entire Holdback Amount and Seller will pay to Buyer by wire transfer on the Holdback Release Date an amount equal to the difference between the NTA Shortfall and the Holdback Amount.

(g)     Notwithstanding the provisions of Sections 2.5(e) and (f), Buyer will be entitled to withhold from any payment of the NTA Excess or the Holdback Amount an amount in respect of any claim of Buyer in accordance with the provisions of Section 2.6.

2.6.     Setoff of Claims Against the Holdback Amount.

(a)      In the case of a claim that is made by Buyer in compliance with the provisions of Article X:

(i)     If prior to the Holdback Release Date such a claim has not been agreed or determined, then if Buyer believes that it has a reasonable basis for asserting such claim for indemnification under Article X, Buyer may by providing written notice of such election to Seller, withhold from the applicable payments to be made in relation to the Holdback Amount and the NTA Excess, if any, the reasonably anticipated amount of such claim pending resolution of such claim. Such notice will include the amount to be withheld and the basis for such action.

(ii)    If (and when) such a claim is agreed or determined to be a claim for which Seller must indemnify Buyer pursuant to Article X, the amount of such finally determined claim will be withheld from and will setoff and reduce (in each case to the extent then outstanding), the amount due to Seller in relation to the Holdback Amount and the NTA Excess.

(iii)   If (and when) such a claim is determined to be a claim for which Seller is not obligated to indemnify Buyer pursuant to Article X, or if the amount of such finally determined claim is determined to be less than the amount that was withheld pursuant to this Section 2.6, then (i) if the Holdback Release Date has then passed, the amount by which the withheld amount exceeds the amount of the finally determined claim will promptly, and in any event within five (5) business days, be paid to Seller, and (ii) if the Holdback Release Date has not then passed, then the amount of such finally determined claim will no longer be held in reserve against payment of the Holdback Amount and the NTA Excess.

(b)     In the case of a claim that is made by Seller in compliance with the provisions of Article X:

(i)     If prior to the Holdback Release Date such a claim has not been agreed or determined, then if Seller believes that it has a reasonable basis for asserting such claim for indemnification under Article X, Seller may by providing written notice of such election to Buyer, request the reasonably anticipated amount of such claim pending resolution of such claim be added to the applicable payments to be made in relation to the Holdback Amount and the NTA Excess, if any. Such notice will include the amount to be added and the basis for such action.

(ii)    If (and when) such a claim is agreed or determined to be a claim for which Buyer must indemnify Seller pursuant to Article X, the amount of such finally determined claim will be added to and will increase the amount due to Seller in relation to the Holdback Amount and the NTA Excess.

(iii)   If (and when) such a claim is determined to be a claim for which Buyer is not obligated to indemnify Seller pursuant to Article X, or if the amount of such claim is determined to be less than the amount that was added to the Holdback Amount pursuant to this Section 2.6, then (i) if the Holdback Release Date has then passed, the disallowed amount of such claim that was added to the Holdback Amount will promptly, and in any event within five (5) business days, be paid to Buyer, and (ii) if the Holdback Release Date has not then passed, then the disallowed amount of such claim will no longer be added to the payment to be made to Seller in relation to the Holdback Amount and the NTA Excess, if any.

2.7.     Earn-out.

(a)     As additional consideration for the Asset Purchase, at such times as provided in Section 2.7(e), Buyer shall pay for credit to Seller with respect to each Earn-out Period an amount, if any (each, an “Earn-out Payment”), equal to 30% of the amount by which the Net Revenue of the Business exceeds $13,750,000 with respect to such Earn-out Period by bank wire transfer to the account set forth on Schedule I hereto. The amount of any Earn-out Payment shall be treated by Buyer and Seller as an adjustment to the Base Purchase Price.

(b)     Buyer shall prepare standalone financial statements of the Business during the Earn-out Period, which financial statements shall be prepared in accordance with U.S. generally accepted accounting principles, reviewed for each quarterly period and delivered to Seller within 45 days of the end of each quarterly period, and audited for each annual period and delivered to Seller within 75 days of the end of each annual period. On or prior to the date that is 15 days after receipt by Seller of the standalone audited financial statements of the Business in respect of, and after, each Earn-out Period, Buyer shall prepare and deliver to Seller a statement (an “Earn-out Statement”) setting forth Buyer’s calculation of Net Revenue for such Earn-out Period.

(c)     Within 30 days following receipt by Seller of an Earn-out Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of such Earn-out Statement. If Seller does not notify Buyer in writing in reasonable detail of a dispute with respect to such Earn-out Statement within such 30-day period, such Earn-out Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such disputed items. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such disputed items within fifteen (15) days after Seller notifies Buyer of its objections, then Buyer and Seller jointly shall engage a mutually agreed upon accounting firm (the “Arbitration Firm”) to resolve only such disputed items and/or items still in dispute. In the event Buyer and Seller engage the Arbitration Firm, as promptly as practicable thereafter, Buyer and Seller shall each prepare and submit a presentation to the Arbitration Firm. As soon as practicable thereafter, Buyer and Seller shall cause the Arbitration Firm to choose one of the party’s positions (i.e., whether and to what extent the Earn-out Payment is earned by Seller for the applicable Earn-out Period) based solely upon the presentation by Buyer and Seller. All professional fees incurred by the Arbitration Firm will be shared equally between Buyer and Seller. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties to this Agreement. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.7(c) shall be the exclusive mechanism for resolving disputes regarding the Earn-out Payments, if any.

(d)   For purposes of complying with the terms set forth in this Section 2.7, Buyer shall cooperate with and make available to Seller and Seller’s representatives, on a commercially reasonable basis, all information, records, data and working papers, and shall permit access to Buyer’s facilities and personnel as may be reasonably requested in connection with the preparation and analysis of the Earn-out Statements and financial statements and the resolution of any disputes thereunder. During each Earn-out Period, along with the reviewed standalone financial statements of the Business, Buyer will provide to Seller with a calculation of the Net Revenues of the Business for such Earn-out Period through the end of such calendar quarter. If Buyer, on the one hand, or Seller, on the other hand, breach their respective obligations under this Section 2.7(d), the dispute periods set forth in Section 2.7(c) shall automatically be extended until such breach is cured by the breaching party.

(e)     If an Earn-out Payment is payable (as finally determined pursuant to Section 2.7(c)), then Buyer shall pay for credit to Seller an amount in cash equal to such Earn-out Payment, by bank wire transfer of immediately available funds to the account set forth on Schedule I hereto, within 120 days after the applicable Earn-out Period. Notwithstanding the foregoing, in the event of a dispute with respect to an Earn-out Payment, Buyer shall pay Seller an amount in cash equal to such Earn-out Payment reasonably promptly following the resolution of such dispute as finally determined pursuant to Section 2.7(c) hereof.

(f)     Subsequent to the Closing, Buyer shall have (x) sole discretion with regard to all matters relating to the Business and (y) no obligation to cause the Business to achieve any Earn-out Payment; provided that, with respect to the foregoing clauses (x) and (y), Buyer shall not, directly or indirectly, take any actions in bad faith, the purpose of which is avoiding or reducing any of the Earn-out Payments hereunder

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows:

3.1.     Incorporation; Authorization; Etc.

(a)    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased on behalf of Seller or the conduct of Seller requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business would not, individually or in the aggregate, adversely affect the Business in any material respect. The UK Subsidiary is a limited company duly organized, validly existing and in good standing under the laws of England and Wales and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased on behalf of UK Seller or the conduct of the UK Subsidiary requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business would not, individually or in the aggregate, adversely affect the Business in any material respect.

(b)    Seller and the UK Subsidiary has all requisite power and authority to own the assets related to the Business, to carry on the Business as it is now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly authorized by all necessary corporate and shareholder action on the part of Seller in advance of the Closing Date. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of Seller’s or the UK Subsidiary’s certificate of incorporation, bylaws or other organizational documents, as applicable. This Agreement has been duly executed and delivered by Seller, and, assuming the due execution hereof by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c)     The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not except as disclosed in Schedule 3.1(c), (i) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any Person to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, or entitle any Person to terminate any Contract related to the Business, or result in the imposition of any Lien upon any of the Acquired Assets, (ii) require the consent of any third party or any increase in any payment or change in any term provided for under any Contract related to the Business involving annual payments in excess of $30,000 in order to effect an assignment of such Contract, where the failure to so obtain consent to such assignment would be reasonably likely to result in a Material Adverse Effect, or (iii) violate or conflict with any other material restriction of any kind or character to which Seller or the UK Subsidiary is subject.

(d)     Except as otherwise expressly set out in this Agreement, at the Closing, Seller and the UK Subsidiary will deliver to Buyer and UK Buyer good and exclusive title to the Acquired Assets free and clear of all Liens, except Permitted Liens.

(e)     To Seller’s knowledge, there is no contract, option or any other right of a third party binding upon Seller or the UK Subsidiary or which at any time in the future may become binding upon Seller or the UK Subsidiary, to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets, other than pursuant to the provisions of this Agreement.

3.2.     Financial Statements. Attached hereto as Schedule 3.2 are true and complete copies of certain financial records relating to the Business, consisting of the balance sheet and statements of income, retained earnings and changes in financial position for the fiscal year ended December 31, 2016, for the fiscal year ended December 31, 2017, for the fiscal year ended December 31, 2018 and for the three months ended March 31, 2019 (such date, the “Financial Statement Date”) (collectively, the “Financial Statements”). The Financial Statements are complete and correct and fairly present in all material respects the historical financial information of the Business indicated therein for the periods presented and calculated in accordance with generally accepted accounting principles, consistently applied. Except as set forth in Schedule 3.2, all invoices reflected in the Financial Statements relate to the sale and/or license of lines of products and services which are currently included in the operation of the Business and are being transferred to Buyer pursuant to this Agreement. Except as set forth on Schedule 3.2, throughout the periods covered by the Financial Statements, Seller has not made any change in accounting principles or practices or in the application thereof that affects the Financial Statements in any material respect. Since the Financial Statement Date and as of the Closing Date: (i) the Business has been carried on in its usual and ordinary course and Seller has not entered into any transaction (including any transfer or sale of assets) out of the usual and ordinary course of the Business; (ii) there has been no material adverse change to the Business; and (iii) Seller has not materially changed price lists, manner of pricing or billing.

3.3.     Accounts Receivable. The Accounts Receivable arose or will arise from bona fide sales and deliveries of goods or performances of services in the ordinary course of business. All Accounts Receivable are or will be currently due and payable or have already been paid, are collectible within 90 days of the Closing Date, and are not subject to any performance obligations by Seller prior to collection. To Seller’s knowledge, no account debtor has asserted any claim that an Account Receivable was not billed in the ordinary course consistent with past practice or is subject to any defense, counterclaim or setoff. Since January 1, 2018, Seller has collected the Accounts Receivable in the ordinary course of business consistent with historical practices and has not accelerated the collection of receivables or prepaid deposits.

3.4.     Title to Assets. Seller and the UK Subsidiary has good, exclusive and marketable title to, or holds by valid and existing lease or License, all of the Acquired Assets, free and clear of all Liens except Permitted Liens and the liens with respect to the Existing Indebtedness set forth on Schedule 3.4.

3.5.    Properties. The Acquired Assets constitute all the properties, assets, contracts and rights whether tangible or intangible which are used or necessary to operate the Business in the manner presently conducted.

3.6.     Litigation; Orders. Except as disclosed in Schedule 3.6, (i) there are no Actions pending, or to Seller’s knowledge, threatened in relation to the Business, the Acquired Assets or the Assumed Liabilities, (ii) there are no Orders against Seller in relation to the Business or to the Acquired Assets or Assumed Liabilities, and (iii) there are no events or conditions which would reasonably be expected to result in an Action against the Business, the Acquired Assets or the Assumed Liabilities, in each case that would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

3.7.    Compliance with Law. Seller possesses all Licenses for the operation of the Business as conducted by Seller and the UK Subsidiary. All such Licenses are in full force and effect and neither Seller nor the UK Subsidiary has failed to adhere to the requirements of any such License. Seller and the UK Subsidiary have materially complied with all applicable Laws in connection with its operation of the Business or their ownership of the Acquired Assets. Neither Seller nor the UK Subsidiary has received notification of any asserted past or present failure to comply with any Laws and, to Seller’s knowledge, no proceeding with respect to any such violation is contemplated. Neither Seller nor, to Seller’s knowledge, any of the Assumed Employees, has made any payment of funds in connection with the Business prohibited by Law, and no funds have been set aside to be used in connection with the Business for any payment prohibited by Law. As of the Closing Date, the Business is operated in material compliance with all applicable Laws.

3.8.     Contracts.

(a)     Except as set forth on Schedule 3.8, the Acquired Assets do not include any (i) employment or consulting agreement requiring payments of base compensation in excess of $50,000 per year, (ii) distributor or manufacturer’s representative Contract which is not terminable on six (6) months’ (or less) notice, (iii) joint venture or similar Contract or agreement, (iv) Contract involving an estimated total future payment or payments in excess of $30,000 which is terminable by the other party thereto upon a sale of the Acquired Assets or which requires such other party’s consent to such Contract’s assignment, (v) note, mortgage, indenture, other obligation, agreement or other instrument for or relating to any lending or borrowing (including assumed debt), (vi) Contracts for the purchase by Seller or, after giving effect to the Asset Purchase, Buyer of goods and/or services involving an estimated total future payment or payments in excess of $30,000, (vii) Contracts for the sale by Seller, or, after giving effect to the Asset Purchase, Buyer of goods and/or services involving annual payments in excess of $30,000, based on payments received by the Business under such Contracts during the most recent completed fiscal year, (viii) other Contracts entered into other than in the ordinary course of business, involving an estimated total future payment or payments in excess of $30,000, in each case, as to which Seller is the obligor, or (ix) any Contracts to which the UK Subsidiary is a party other than the Contracts listed in Schedule 2.1(a)(x) and Schedule 6.1B. From the date hereof until the Closing Date, Seller shall provide to Buyer any updates to Schedule 3.8 as soon as possible, but in any event shall deliver the final Schedule 3.8 to Buyer no later than two (2) business days in advance of the Closing Date (provided that any such update shall not in any way affect (i) Seller’s obligations to comply with the terms of Section 5.3, (ii) the conditions set out in Section 8.1, (iii) Seller’s obligations to comply with the terms of Section 10.2(a), or (iv) Buyer’s rights under Sections 11(b) and (d) of this Agreement.)

(b)     Each of the Customer Contracts and the Acquired Contracts is in full force and effect and constitutes a legal, valid and binding agreement of Seller or the UK Subsidiary and, to the knowledge of Seller, of each other party thereto, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting creditors’ rights generally and by generally applicable equitable principles, whether considered in an action at law or in equity). Seller and the UK Subsidiary are not, and to Seller’s knowledge, no other party to any Customer Contract or Acquired Contract is in material breach thereof or material default thereunder, and there does not exist under any provision thereof, as of the date hereof, any event, fact or circumstance that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained. Since January 1, 2018, no party to any Customer Contract or Acquired Contract has given Seller or the UK Subsidiary written notice repudiating any provisions thereof or indicating an intention to exercise any right of cancellation, termination or non-renewal thereof. Seller and the UK Subsidiary have made no commitments to release or develop any updates, versions or releases of the Base Software except as may be expressly provided in the Customer Contracts.

(c)     UK Employees. To the Knowledge of Seller:

(i)    The UK Employees are all employed by the UK Subsidiary and work wholly or predominantly in the Business. Apart from the UK Employees there are no employees of the UK Subsidiary.

(ii)     The UK Subsidiary has performed all material employment obligations and duties owed to the UK Employees.

(iii)   The UK Subsidiary has not made any offer of employment or engagement to any person to work in the Business that has not yet been accepted, or that has been accepted but the employment or engagement has not yet started.

(iv)     No UK Employee has given or received notice to terminate their employment or engagement or objected to the transfer of their employment to UK Buyer, nor given any indication that they intend to resign or object to the transfer of their employment to UK Buyer.

(v)    All contracts of service or for services with any of the UK Employees are terminable by the UK Subsidiary at any time on six months' notice or less without compensation that exceeds any statutory payment due on termination of employment in accordance with applicable law.

(vi)    Other than in the ordinary course of business, the UK Subsidiary has not offered, promised or agreed to any future variation in any contract of employment of any of the UK Employees.

(vii)   No UK Employee will be entitled to receive any payment or benefit, nor will any UK Employee’s rights change, as a direct consequence of this Agreement.

(viii)  The UK Subsidiary has not proposed any profit-sharing scheme or any other scheme or arrangement under which the UK Employees are or would be entitled to participate in the profits of the Business or acquire shares in the UK Subsidiary.

(ix)    The UK Subsidiary is not engaged or involved in any dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the UK Employees or any other person currently or previously employed by or engaged in the Business or their dependents.

(x)     No UK Employees are represented by a trade union, staff association or any other body representing workers and no such union, association or body is recognized by the UK Subsidiary for the purposes of collective bargaining.

(xi)   With respect to labor relations, the UK Subsidiary has not (nor has in the two years preceding the date of this Agreement been) involved in connection with the Business in any material industrial or trade dispute (official or unofficial) or negotiation with any trade union or other organization of employees or their representatives.

3.9.     Assumed Employees.

(a)     Except as set forth on Schedule 3.9, all of the Assumed Employees are employed at will and none are covered by employment contracts, whether oral or written, other than customary understandings concerning employment, terminable at will without cost or other liability. No Assumed Employee is covered by any collective bargaining agreement and Seller is not a party to, or bound by, any collective bargaining or other labor agreement (written or oral), with respect to the Business or otherwise.

(b)    Except as set forth on Schedule 3.9 attached hereto, as of the Closing Date Seller will have paid in full to each Assumed Employee all compensation and other benefits owing to such employee in connection with such employee’s employment with Seller. All taxes due in connection with the employment of foreign residents in the United States have been fully paid. Schedule 3.9 also includes each Assumed Employee’s most recent salary with Seller (including particulars of all profit sharing, incentive and bonus arrangements applicable to the employee).

3.10.   Employee Benefits. There have been no non-exempt prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan that could reasonably be expected to result in any liability to Buyer or its Affiliates or adversely affect the Acquired Assets in any material respect. No event has occurred and no condition exists with respect to any Employee Plan that could reasonably be expected to subject Buyer or its Affiliates to any material tax, fine, Lien, penalty or other liability imposed by ERISA (including without limitation Title IV of ERISA), the Code or other applicable Laws or adversely affect the Acquired Assets in any material respect. No claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution or investigation (other than routine claims for benefits) are pending or threatened, no facts or circumstances exist that are reasonably likely to give rise to any such actions and no material administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority is pending, threatened or in progress. Except as set forth on Schedule 3.10, none of the Assumed Employees will become entitled to any bonus, retirement, severance, job security or similar benefit or any accelerated or enhanced payment or benefit of any kind (including without limitation any accelerated vesting of any stock option or other equity-based compensation award) as a result of the transactions contemplated by this Agreement. All of the Employee Plans for the Assumed Employees are listed in Schedule 3.10, and have been duly registered where required by, and are in compliance in all material respects and in good standing under, all applicable legislation and all required employer contributions under any such plans have been made. Except as disclosed on Schedule 3.10, Seller has never had any 401(a), 501(a) or 401(k) plans in respect of any of the Assumed Employees. Seller has withheld from any amount paid or credited by it to or for the account or benefit of any Assumed Employee, the amount of all taxes and other deductions required by any applicable laws to be withheld from any such amount and has remitted the same to the appropriate authority.

3.11.    Absence of Certain Changes. Except as disclosed on Schedule 3.11, between January 1, 2019 and the Closing Date:

(a)     there has not been any damage, destruction or loss relating to the Acquired Assets, whether or not covered by insurance or any other event or condition that has, had or would have an impact on the Business or on the Acquired Assets valued in excess of thirty thousand Dollars ($30,000);

(b)     there have not been any claims asserted in writing against Seller or the UK Subsidiary relating to the Business or to the Acquired Assets not covered by applicable policies of liability insurance within the maximum insurable limits of such policies after payment of deductibles;

(c)     no Acquired Asset has been disposed of other than in the ordinary course of business consistent with past practice;

(d)     there has not been any creation or attachment, or notice thereof, of any Lien on any of the Acquired Assets;

(e)    there has not been any (i) assumption, incurrence or guarantee, except in the ordinary course of business consistent with past practice, of any obligation for borrowed money that would constitute, or increase Buyer’s or UK Buyer’s obligation respecting, an Assumed Liability, (ii) cancellation or compromise, except in the ordinary course of business consistent with past practice, or any debts owed to it that would constitute, or decrease the value of Buyer’s right respecting, an Acquired Asset, (iii) acceleration of providing prepaid services under Customer Contracts, or (iv) waiver or release of any rights relating to the Acquired Assets valued in excess of twenty thousand Dollars ($20,000) in the aggregate;

(f)     except in the ordinary course of business, no joint venture, partnership or other similar arrangement or form nor any other new material arrangement for the conduct of the business relating to the Acquired Assets has been entered into;

(g)     there has not been made in writing any Tax election (or change in or revocation of any Tax election) that relates to the Acquired Assets and that will have continuing effect on the Acquired Assets after the consummation of the transactions contemplated by this Agreement;

(h)    except as required by Law, Contract or the terms of an Employee Plan existing on the date hereof, there have been no (i) increases in the base compensation of, or entry into any new bonus or incentive agreement or arrangement not consistent with Seller’s policies respecting such agreements with, any of the Assumed Employees; (ii) payment or agreement to pay any pension, retirement allowance or other employee benefit to any Assumed Employee, whether past or present not otherwise required by Contract or under any Employee Plan in effect on the date hereof; (iii) entry into any express new employment, severance, consulting or other compensation agreement with any Assumed Employee; (iv) disposal of, exclusive licensure, abandonment, assignment or other action that would adversely affect in any material respects any Owned Intellectual Property; or (v) commitment to any pension, profit sharing, deferred compensation, group insurance, severance pay, retirement or other Employee Plan, fund or similar arrangement in addition to those in effect on the date hereof and intended exclusively for the Assumed Employees; provided, however, that any bonuses, severance payments or other incentives committed to in connection with or in contemplation of the Asset Purchase or a similar transaction as set forth on Schedule 3.11 shall be paid by Seller at or prior to Closing; and

(i)      Seller and the UK Subsidiary have not agreed to do any act that would render any of the preceding clauses inaccurate (other than the transactions specifically contemplated hereby).

3.12.    Intellectual Property.

(a)     At the Closing the Intellectual Property owned by Seller and used in or necessary for the operations of the Business (the “Owned Intellectual Property”) shall be assigned by Seller to Buyer, free and clear of all Liens, other than Permitted Liens, according to the terms and conditions of the Bill of Sale and Assignment Agreement. Schedule 3.12 lists, as of the date hereof (with serial number and jurisdiction if applicable), all Intellectual Property owned by Seller and used in or necessary for use in connection with the Business that is (i) granted, issued or registered by a Governmental Authority or private registrar; (ii) subject to a pending application for grant, issue or registration before a Governmental Authority or private registrar; or (iii) embodied in software that is included in any product sold or licensed, or used in connection with a service provided, in the Business. Seller is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property. To Seller’s knowledge, no third party is infringing, misappropriating or making unlawful use of any of the Owned Intellectual Property.

(b)     Schedule 3.12 lists all Contracts and other obligations pursuant to which Seller receives rights to use any Third-Party Code in connection with the Business, other than any license for commercially available off-the-shelf software requiring Seller to pay less than five thousand Dollars ($5,000) per year (collectively, the “Company IP Licenses”). Seller has provided Buyer with true and correct copies of all Company IP Licenses. Each Company IP License is valid, in full force and effect, and Seller is not in default, violation or breach of any material obligation contained in any Company IP Licenses, and Seller has not received any written notice of any such default, violation or breach. Except for the Company IP Licenses, Seller is not bound by or a party to any options, licenses, royalty payment requirements, consideration obligations or agreements of any kind in connection with the Business with respect to the Intellectual Property of any other Person.

(c)     Schedule 3.12 lists all Contracts and other obligations related to the Business pursuant to which Seller (i) licenses out any rights in the Owned Intellectual Property, or (ii) sublicenses any rights received by Seller in the Company IP Licenses. All Contracts and other obligations listed in Schedule 3.12 will be assigned to Buyer at the Closing, free and clear of all Liens. After the Closing, Seller shall retain no payment received by it after the Closing or other rights in any Contract listed in Schedule 3.12, and Seller is not in material default, violation or breach of any obligation contained in any such Contract.

(d)     Neither Seller, in connection with its operation of the Business, the Base Software, nor any of the Owned Intellectual Property is infringing, and has not infringed upon, and is not misappropriating, and has not misappropriated, the Intellectual Property rights of any Person. Seller, nor to Seller’s knowledge any customer, reseller, distributor, employee, agent, or Affiliate of Seller, has not received any written notice of alleged infringement or misappropriation of the Intellectual Property rights of any Person that is related to Seller’s operation of the Business, the Base Software, or any of the Owned Intellectual Property. Seller has not received any written opinion of counsel relating to infringement of third party Intellectual Property, infringement of Owned Intellectual Property by a third party, or validity of Owned Intellectual Property or third party Intellectual Property.

(e)     Each Person who has or had access to any Owned Intellectual Property which includes trade secrets and any confidential information that Seller uses in the Business, has signed an agreement requiring that such Person keep such information confidential. Seller has implemented commercially reasonable procedures, systems and policies to safeguard the confidentiality of the Owned Intellectual Property. To Seller’s knowledge, none of the Intellectual Property relating to the Business, the value of which to Seller is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller to any third party other than under an agreement of confidentiality. To Seller’s knowledge, no such third party is in breach of such an agreement.

(f)     Each Person who has developed or is involved in the development of any Owned Intellectual Property has signed an agreement confirming that Seller is the exclusive owner of such Intellectual Property. No current or former employee or contractor of Seller or any Affiliate of Seller has any ownership, license or other right in any of the Owned Intellectual Property.

(g)     Other than as set forth on Schedule 3.12, none of the Owned Intellectual Property comprises, embodies or contains, or is distributed in connection with, open source code, freeware or shareware. The Owned Intellectual Property, and, to Seller’s knowledge, all third party Software that may be distributed by Seller in connection with the Business, contains no computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To Seller’s knowledge, neither the Base Software nor any other software included in the Owned Intellectual Property, and, to Seller’s knowledge, no third party Software that may be distributed by Seller in connection with the Business, contains any worm, bomb, backdoor, disabling device, or other unauthorized feature that may cause the software or any portion thereof to become erased, inoperable or otherwise incapable of being used.

(h)     No Contract that will be assigned to Buyer at the Closing confers upon any Person any ownership right with respect to any Owned Intellectual Property.

(i)    No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property. To Seller’s knowledge, none of its employees or third-party developers of Owned Intellectual Property is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel Seller or stockholder thereof to grant or offer to any third party any license or right to the Owned Intellectual Property.

(j)     Seller has complied and is in compliance with all applicable statutes and Laws of all Governmental Authorities, commissions, boards, bureaus and instrumentalities of the United States and any other applicable foreign jurisdiction, or any state and political subdivision thereof, or any self-regulating organization, regarding privacy, security and/or data protection in connection with the Business (collectively, “Privacy Laws”), except for such noncompliance which, individually or in the aggregate, would not adversely affect the Business in any material respect. Seller maintains, enforces and has enforced and complied with in all respects written privacy, security and data protection policies (the “Privacy Policies”) with respect to any confidential and sensitive information and/or data related to the Business, including without limitation, any financial or personally identifiable information related to the Business (collectively, “Confidential Data”). Neither this Agreement nor the transactions contemplated hereby violate or will violate the terms and conditions of any applicable Privacy Laws in any material respect or of any Privacy Policies.

(k)     To the knowledge of Seller, no Confidential Data has been subject to any breach, misappropriation, unauthorized disclosure, or unauthorized access or use by any person. There are no actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened, or complaints filed, and Seller is not subject to any settlement agreement, directive or order at law or in equity before or by a Governmental Authority regarding the Privacy Policies and/or any Confidential Data.

3.13.    Tax Matters.

(a)     All material Taxes owed by Seller or the UK Subsidiary with respect to the Business, whether or not shown on any Tax Return, have been timely paid.

(b)     All tax returns required to be filed by Seller or the UK Subsidiary relating to the Business have been timely filed and all such tax returns were true, complete and correct in all material respects and prepared in accordance with the requirements of the tax laws applicable to Seller or the UK Subsidiary.

(c)     There are no Liens (other than Permitted Liens) on the Acquired Assets relating to or attributable to Taxes.

(d)     Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(e)     There are no actions, audits, disputes, examinations or written claims against Seller or the UK Subsidiary for non-income Taxes that relate to the Acquired Assets.

(f)     No claim has been made in writing within the last three taxable years by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(g)     There is no waiver of the statute of limitations in respect of non-income Taxes or extension of time with respect to a non-income Tax assessment or deficiency with respect to the Acquired Assets in effect.

3.14.   Suppliers; Customers. With respect to the most recent fiscal year, Schedule 3.14A sets forth a true, correct and complete list of (a) the ten (10) largest (by Dollar volume) customers of the Business during the twelve months ended December 31, 2018, showing the volume in Dollars for such period, and (b) the ten (10) largest (by Dollar volume) suppliers and service providers for the Business during the twelve months ended December 31, 2018, showing the cost of such supplies or services for such period. The information set out in Schedule 3.14B, setting out the monthly recurring revenue of the Business, is also true, correct and complete in all material respects.

3.15.  Insurance. Seller maintains adequate insurance policies or self-insurance covering all of the Acquired Assets and the various occurrences which may arise in connection with the Business (or the operation thereof). Seller has not been refused insurance on a basis relating to the assets or operations of the Business during the twelve (12) months prior to the date hereof. Set forth on Schedule 3.15 is a true, correct and complete description of each outstanding claim, and all claims made and refused, related to the Business made under any of the insurance policies or covered by any self-insurance arrangement during the twelve (12) months prior to the date hereof.

3.16.   Brokers, Finders, Etc. Seller has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the Asset Purchase who might be entitled to a fee or commission in connection therewith, other than Regions Securities LLC. Seller is and will remain after Closing solely and exclusively responsible for any payments or other obligations which may be owed to Region Securities LLC.

3.17.   Licenses, Approvals, Other Authorizations. No filing with, notice to or authorization, consent or approval of, any Governmental Authority is required to be made, filed, given or obtained by Seller or any of its Affiliates, in connection with the consummation of the Asset Purchase except for those (i) that are applicable solely as a result of the specific regulatory status of Seller, including, without limitation, filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, (ii) that become applicable solely as a result of the specific regulatory status of Buyer, or (iii) where the failure to obtain such authorization, consent or approval would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

3.18.   Sufficiency of Assets. The Acquired Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the Contracts, rights, property and assets necessary to conduct the Business in all respects as currently conducted. For greater certainty, the UK Subsidiary has no assets or Contracts used in or necessary for the operation of the Business, other than those Contracts which are listed in Schedule 2.1(a)(x) or Schedule 6.1B, all of which are expressly listed in such schedules as being contracts of the UK Subsidiary.

3.19    Liabilities. There are no arrears in rent payments, service charges, insurance premiums or other moneys due under any of the lease agreements listed in Schedule 2.1(a)(x), except those that are due and payable in the ordinary course. To the knowledge of Seller there are no pending or threatened condemnations, planned public improvements, or other adverse claims or conditions affecting the leased premises used in the operations of the Business.

3.20   Insolvency. No order has been made or petition presented or resolution passed for the winding up of Seller or the UK Subsidiary, nor has any distress execution or other process been levied against Seller or the UK Subsidiary or action taken to repossess goods in the possession of Seller or the UK Subsidiary. Neither Seller nor the UK Subsidiary has made or proposed any arrangement or composition with creditors or any class of its creditors, except as disclosed in Seller’s filings with the Securities and Exchange Commission set forth on Schedule 3.20 or otherwise as set forth on Schedule 3.20. Seller and the UK Subsidiary will be solvent upon the consummation of the transactions contemplated by this Agreement and repayment of the Existing Indebtedness from the proceeds therefrom.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

4.1.     Incorporation; Authorization; Etc. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Buyer has full corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. UK Buyer is a limited company duly incorporated, validly existing and in good standing under the laws of England and Wales. UK Buyer has full limited company power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer’s and its Affiliates obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings or actions on the part of Buyer, its directors or officers are necessary therefor. The execution, delivery and performance of this Agreement will not (i) violate any provision of the charter or bylaws or similar organizational instrument of Buyer or any of its Affiliates, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or entitle any Person to terminate, or result in the imposition of any lien upon or the creation of a security interest in any of Buyer’s or any of its Affiliates’ assets or properties pursuant to, any Contract or Order to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound, or (iii) violate or conflict with any other material restriction of any kind or character to which Buyer or any of its Affiliates is subject, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, reasonably be expected to adversely affect, in any material respect, Buyer or Buyer and its subsidiaries, taken as a whole. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2.     Brokers, Finders, Etc. Buyer has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the Asset Purchase who might be entitled to a fee or commission in connection therewith.

4.3.    Licenses, Approvals, Other Authorizations, Consents, Reports, Etc. No filing with, notice to or authorization, consent or approval of, any Governmental Authority is required to be made, filed, given or obtained by Buyer or any of its Affiliates, in connection with the consummation of the Asset Purchase except for those (i) that are applicable solely as a result of the specific regulatory status of Buyer or Seller, including, without limitation, filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or (ii) where the failure to obtain such authorization, consent or approval would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

4.4.    Acquisition of Acquired Assets and Operation of the Acquired Business for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Acquired Assets and operation of the business acquired hereunder. Buyer confirms that Seller has made available to Buyer the opportunity to ask questions of the officers of Seller and management employees of Seller and to acquire additional information about the business and financial condition of Seller. Buyer acknowledges that it has not relied on any representation or warranty from Seller with respect to the Business, other than as set forth in this Agreement.

4.5.     Necessary Funds. Buyer has funds necessary to consummate the Asset Purchase and to pay related fees and expenses. Buyer will provide sufficient funds to pay the Base Purchase Price, plus any and all related fees and expenses.

ARTICLE V

Covenants of Seller and Buyer

5.1.     Confidentiality; Records; Cooperation.

(a)     Any information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement between Buyer and Seller, dated as of November 15, 2018, which is hereby incorporated into this Agreement as though fully set forth herein, provided that from and after the Closing, Buyer will be free to use or disclose any confidential information of the Business at its sole and exclusive discretion.

(b)    The parties agree that from and after the Closing Date, Buyer shall (i) hold all of the material books and records of Seller with respect to the Business and acquired hereunder, existing on the Closing Date, and not destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by law, and (ii) afford Seller, its accountants and counsel, during normal business hours and to the extent permitted by applicable law, upon reasonable written request, access to such books and records to the extent that such access may be necessary for any legitimate purpose, including without limitation responding to Governmental Authorities, defending or prosecuting litigation and preparation of income Tax Returns and other Tax filings, at no cost to Seller (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of Seller’s rights of discovery.

(c)     Buyer and Seller shall, and shall each cause its Affiliates to, furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets (including access to books and records) as is reasonably necessary to transfer the Acquired Assets and for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Seller and Buyer shall, and shall each cause its Affiliates to, cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets.

(d)    Buyer shall have the same rights, and Seller the same obligations, as are set forth above in this Section 5.1, with respect to any material non-privileged records of Seller pertaining to the Acquired Assets or to the Assumed Liabilities that are retained by Seller.

5.2.     Reasonable Best Efforts, Obtaining Consents.

(a)     Subject to the terms and conditions herein provided, including Section 2.4 hereof, each of Seller and Buyer agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to Material Contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any Law, (iii) to lift or rescind any Order adversely affecting the ability of the parties hereto to consummate the Asset Purchase, (iv) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities, and (v) to fulfill all conditions to this Agreement (it being understood that such efforts shall not include any requirement of Seller or Buyer to expend material sums of money or grant any material financial or other accommodation, other than the payment by Buyer of the Base Purchase Price). Seller and Buyer further covenant and agree, with respect to a threatened or pending Order or Law that would adversely affect the ability of the parties hereto to consummate the Asset Purchase, to use reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be (it being understood that such efforts shall not include any requirement of Seller or Buyer to expend material sums of money or grant any material financial or other accommodation).

(b)     In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Section 5.2(b), the proper officers and/or directors of Seller or Buyer, including, to the extent applicable, any Entity designated to hold the Acquired Assets, shall take all such necessary action.

(c)    Each party hereto shall promptly inform the other of any material communication from or any Governmental Authority regarding any of the transactions contemplated hereby. If either party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Buyer will advise Seller promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated hereby.

5.3.     Conduct of Business. From the date hereof through the Closing, except as otherwise provided for in, or contemplated by, this Agreement, and, except as consented to or approved by Buyer in writing, Seller covenants and agrees that:

(a)     Seller shall make use of the Acquired Assets in the ordinary and usual course in accordance with past practices and in compliance with all Laws;

(b)     except in the ordinary course of business or as required by Law, Contract or the terms of an Employee Plan existing on the date hereof, Seller shall not hereafter (i) increase the base compensation of, or enter into any new bonus or incentive agreement or arrangement not consistent with Seller’s policies respecting such agreements with, any of the Assumed Employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any Assumed Employee, whether past or present not otherwise required by Contract or under any Employee Plan in effect on the date hereof; (iii) enter into any express new employment, severance, consulting or other compensation agreement with any Assumed Employee; or (iv) commit itself to any pension, profit sharing, deferred compensation, group insurance, severance pay, retirement or other Employee Plan, fund or similar arrangement in addition to those in effect on the date hereof and intended exclusively for the Assumed Employees, or amend or commit itself to amend any of such plans or similar plans intended for the benefit of Seller’s employees generally if the effect thereof would exclusively benefit the Assumed Employees, funds or similar arrangements in existence on the date hereof; provided, however, that bonuses, severance payments or other incentives committed to in connection with or in contemplation of the Asset Purchase or a similar transaction as set forth on Schedule 3.11 may be paid by Seller at or prior to Closing;

(c)    except as otherwise provided for in or contemplated by this Agreement, Seller shall not (i) assume, incur or guarantee any obligation for borrowed money that would constitute, or increase Buyer’s obligation respecting, the Acquired Assets or an Assumed Liability, (ii) cancel or compromise, any debts owed to it that would constitute, or decrease the value of Buyer’s right respecting, an Acquired Asset, (iii) waive or release any rights of material value relating to the Acquired Assets, or (iv) close any material facilities relating to the Acquired Assets;

(d)     except in the ordinary course of business, Seller shall not (i) sell, transfer, distribute as a dividend in kind or otherwise dispose of any Acquired Asset (other than inventory in the ordinary course of business consistent with past practice), (ii) create or permit to exist any new Lien affecting the Acquired Assets, or (iii) enter into any joint venture, partnership or other similar arrangement or form any other new arrangement or restriction for the conduct of the business relating to the Acquired Assets;

(e)     it will not make, change or revoke (in each case, in writing) any material Tax election or enter into any written agreement or written arrangement with a Governmental Authority with respect to any material amount of Taxes, in either case relating to the Acquired Assets that will have a continuing effect on the Acquired Assets after consummation of the transactions contemplated by this Agreement;

(f)     (A) enter into, amend, revise, or renew any Material Contract relating to the Business other than in the ordinary course, or (B) terminate any Material Contract or enter into any multi-year Contracts relating to the Business which contain liquidated damages or penalty provisions, in each case where such Material Contract has an annual Dollar value in excess of $25,000 (provided that in the event of any such proposed termination, the approval of Buyer will not be unreasonably withheld);

(g)     hire, terminate or enter into any employment agreement with any Assumed Employee at an executive or managerial level;

(h)     commence, settle or compromise any litigation relating to the Business, in each case where the aggregate amount of claims made pursuant to such litigation has a Dollar value in excess of $25,000; or

(i)       enter into any agreement or other commitment whatsoever to do any of the foregoing.

5.4.     Preservation of Business. From the date hereof to the Closing Date, subject to the terms and conditions of this Agreement, Seller shall use reasonable best efforts (i) to preserve the Acquired Assets intact in good working order and condition, (ii) to preserve the goodwill of customers and others having business relations with Seller to the extent such business relations relate to the Acquired Assets and (iii) to maintain coverage under all current insurance policies until the Closing Date to the extent relating to the Business.

5.5.     Further Assurances. Seller and Buyer shall, from time to time, execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably required or desirable to carry out the purposes and intent of this Agreement and the transactions contemplated thereby and shall, through its proper officers and directors, take all necessary action to this end, including determining whether to enter into any service or other sharing agreements on a mutually acceptable arm’s-length basis that may be necessary to assure a smooth and orderly transition.

5.6.    Press Release. In the event that either party hereto issues any press release or otherwise makes any public statements with respect to this Agreement or the transactions contemplated hereby, the issuing party shall use all commercially reasonable efforts to consult with the other party and agree upon the nature, content and form of such press release or public statement prior to issuing any such press releases or making any such public statement provided that the foregoing shall not restrict or prevent any party from complying with applicable Law or the rules and regulations of any stock exchange or of the Securities and Exchange Commission.

5.7.    Use of Name. Except for purposes of announcing Buyer’s acquisition of the Acquired Assets or responding reasonably to inquiries with respect thereto, Buyer and its Affiliates shall not use or permit the use of the name or mark “Accelerize”, or any other trademark or trade name of Seller or any Affiliate of Seller which is not included in the Owned Intellectual Property, for any commercial purpose or any trademarks or trade names confusingly similar thereto, nor shall Buyer use or permit the use of such names and marks in connection with the operation or disposition of the Acquired Assets or the proceeds thereof; provided, however, that nothing in this Section 5.7 shall require the amendment of any Contracts nor limit, where relevant, any accurate and complete statement of facts concerning ownership of the Acquired Assets prior to the Closing in any Action or in any filing with a Governmental Authority.

5.8.     Restrictive Covenants.

(a)    Non-Disparagement. Each party hereto shall not, and shall cause its Affiliates not to, for the period expiring seven (7) years subsequent to the Closing Date, make any disparaging, derogatory, denigrating, ridiculing or otherwise critical statements or comments, orally or in writing, directly or indirectly concerning any of the other parties hereto or any of their Affiliates; provided that this Section shall not apply in the event of any litigation before a Governmental Authority between the parties hereto with respect to the subject matter hereof.

(b)     Judicial Determination. The parties hereto agree that if any court of competent jurisdiction in a final nonappealable judgment determines that any provision of this Section 5.8 is unreasonable, arbitrary or against public policy, then a lesser provision which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(c)     Specific Performance. Because the remedy at law for any breach of the foregoing provisions of this Section 5.8 may be inadequate, each of Buyer and Seller hereby consent, in case of any breach, to the granting by any court of competent jurisdiction of specific performance of such provisions.

(d)     No Shop. From the date hereof through the Closing Date, Seller shall not, and shall cause its directors, officers, consultants, advisors, representatives and employees not to, directly or indirectly, initiate, solicit, permit, participate in, engage in or otherwise facilitate discussions, conversations or negotiations for the purpose or with the intention of leading to any proposal concerning the disposition, directly or indirectly, of the Acquired Assets or the Business; provided that Seller and its directors (and at the direction of its directors, its officers and legal and financial representatives) may permit, participate in, engage in or otherwise facilitate discussions, conversations or negotiations, to the extent determined to be necessary by Seller’s board of directors in satisfaction of its fiduciary obligations concerning the disposition, directly or indirectly, of the Acquired Assets or the Business with respect to any unsolicited third party offers which may be received by Seller during the period from the date hereof through the Closing Date, provided that Buyer is promptly provided notice of any such offers, discussions, conversations or negotiations and will be provided with the opportunity to match the terms of any such offer.

(e)     Non-Competition. Each of Seller and the Executive Shareholder shall enter into a Non-Competition Agreement (each, a “Non-Competition Agreement”) as of the Closing Date to the effect that each such party shall not, for the period expiring five (5) years subsequent to the Closing Date, directly or indirectly, (i) engage in business activities in competition with the Business; or (ii) invest in or have any ownership interest in any Person that engages in or, to the knowledge of such party, plans to engage in any business activities in competition with the Business. Notwithstanding the foregoing, nothing in this Section 5.8(e) will prohibit Seller from becoming a customer of Buyer following the Closing.

(f)     Non-Solicitation. Each of Seller and the Executive Shareholder shall enter into a Non-Solicitation Agreement (each, a “Non-Solicitation Agreement”) as of the Closing Date to the effect that each such party shall not, for the period expiring two (2) years subsequent to the Closing Date, directly or indirectly, (i) cause, induce, solicit, request, advise or encourage any actual or prospective customer, distributor, agent, consultant, licensor, supplier or vendor of the Business or any other Person who has a business relationship with the Business to terminate, modify or otherwise curtail or impair any such actual or prospective relationship, (ii) cause, induce, solicit, request, advise, recruit or encourage any employees of the Business to leave the employment or engagement of the Business, (iii) hire, employ or otherwise engage any such employee who has left the employment or engagement of the Business within 90 days of such departure or (iv) otherwise knowingly interfere with, influence or alter the Business’s relationship with any customer, distributor, agent, consultant, licensor, supplier or vendor of the Business or with any employee; provided, however, that the foregoing clause (ii) shall not prohibit any general solicitation not specifically directed to any employees of the Business.

(g)    Break Fees. In the event the Closing does not occur on or before June 30, 2019 (the “Long Stop Date”) as a result of (i) Seller terminating this Agreement, other than due to the failure of Buyer to satisfy the conditions to closing set forth in Article IX hereof (but excluding the condition set out in Section 9.1(c)), or (ii) the failure of Seller to satisfy the conditions to closing set forth in Article VIII hereof (but excluding the condition set out in Section 8.1(c) with respect to Seller’s shareholders), Seller shall pay the Break Fee to Buyer. In the event the Closing does not occur on or before the Long Stop Date as a result of the failure of Seller to satisfy the condition to closing set forth in Section 8.1(c) with respect to Seller’s shareholders, Seller shall pay a fee to Buyer equal to $194,000. Notwithstanding the foregoing, the Long Stop Date will be automatically extended by the period of time, if any, commencing on the date the preliminary proxy statement with respect to the Asset Purchase is submitted by Seller to the U.S. Securities and Exchange Commission and ending on the date the definitive proxy statement with respect to the Asset Purchase may be properly submitted to the U.S. Securities and Exchange Commission, but only to the extent such period exceeds ten (10) days. In the event the Closing does not occur on or before the Long Stop Date as a result of (i) Buyer terminating this Agreement, other than due to the failure of Seller to satisfy the conditions to closing set forth in Article VIII hereof (but excluding the conditions set out in Section 8.1(c) (with respect to Seller’s shareholders)), or (ii) the failure of Buyer to satisfy the conditions to closing set forth in Article IX hereof (but excluding the conditions set out in Section 9.1(c)), Buyer shall pay the Break Fee to Seller. Each of Buyer and Seller acknowledge and agree that any amounts received in connection with this Section 5.8(g) represent the actual and expected damages of such party that will be incurred if this Agreement is terminated.

(h)     Non-Disclosure. Seller agrees that it will not, directly or indirectly, disclose, divulge or communicate orally, in writing or otherwise any confidential information, trade secrets or confidential data relating to the Acquired Assets, the Business, Buyer or its affiliates to any other person, firm or corporation, and this obligation will survive in perpetuity provided that the foregoing restriction will remain subject to the terms of Section 5.6.

5.9.     Indebtedness. Within two business days of the Closing Date, Seller will repay the outstanding Existing Indebtedness owed to each of SaaS Capital Funding II, LLC and Beedie Investments Limited to the effect that Seller will be released from any obligation of repayment in respect of the Existing Indebtedness.

ARTICLE VI

Employees, Employee Benefits and Other Transitional Matters

6.1.     Hiring Employees of Seller. Buyer has offered to employ those certain employees of Seller that are actively employed in the Business and are listed on Schedule 6.1A hereto effective on the Closing Date, and Buyer covenants that it will pay each such employee a base salary at least equal to such employee’s salary immediately prior to Closing. Each employee listed on Schedule 6.1A shall be referred to herein as an “Assumed Employee”; provided, for the avoidance of doubt, that no such employment need be offered to the Executive Shareholder or to Damon Stein and such persons will not be considered to be Assumed Employees for the purposes of this Agreement. As of the Closing Date, Buyer shall assume the employment of each Assumed Employee from Seller (including the Pierini Employment Agreement), and Seller shall cooperate with, and use its reasonable best efforts to assist, Buyer in transitioning the employment of each Assumed Employee to Buyer. Notwithstanding the foregoing, Buyer and Seller acknowledge that following the Closing Date each Assumed Employee will be an employee at will, and that the provisions of this Section 6.1 do not obligate Buyer to retain the Assumed Employees as employees of the Business for any period of time following the Closing Date. Prior to the Closing Date, Seller shall have delivered to Buyer with respect to each Assumed Employee his or her title, base salary, location, target bonus and other incentives which information shall also be set forth on Schedule 6.1 hereto. Nothing express or implied in this Agreement shall obligate Buyer to provide continued employment to any Assumed Employee for any period of time following the Closing Date or shall prevent Buyer from modifying the compensation or employee benefits of any Assumed Employee following the Closing Date. Seller shall retain all liabilities and obligations, if any, with respect to any employees of the Business who are not Assumed Employees.

6.2.     Medical Benefits. Commencing as of the Closing Date, Buyer shall provide the Assumed Employees and eligible dependents and beneficiaries thereof medical and dental benefit coverage, in each case reasonably comparable in the aggregate to the coverage provided to active employees by Buyer’s benefit plans.

6.3.     Investment Plans. Buyer shall have no liability and responsibility for Seller’s 401(k) plan or any other retirement savings or investment plans (the “Investment Plans”) with respect to those Assumed Employees (or their beneficiaries) who, as of the Closing Date, are participants in any Investment Plan. No such participant will be eligible to make any further contributions to any Investment Plan, and Seller will not be obligated to make any contribution with respect to any such participant in any Investment Plan, with respect to compensation earned by such employees on or after the Closing Date.

6.4.     Severance. Seller shall retain all liabilities, if any, for any severance or termination costs relating to employees who experience a termination of employment by Seller as a result of the transactions contemplated by this Agreement.

6.5.     Service Credit. Following the Closing Date, Buyer will give each Assumed Employee full credit for prior service with Seller for purposes of (a) any Buyer Employee Plan (as defined below) and (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, in each case for which the Assumed Employee is otherwise eligible and in which the Assumed Employee is offered participation, solely to the extent that such service is recognized by Seller or its Affiliates under a comparable Employee Plan of Seller, but except where such credit would result in a duplication of benefits or result in credit for periods not recognized under the terms of the Employee Plan for any employee of Buyer. In addition, with respect to the Assumed Employees, Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Buyer and shall use its commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Assumed Employees in the calendar year in which the Closing Date occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral insurance plan, disability benefits plan and any unexpired severance benefit plans, for the benefit of, or relating to, the current employees of Buyer, excluding any defined benefit pension plan and retiree medical or life insurance plan.

6.6.     UK Employees.

(a)     The parties agree that the sale and purchase pursuant to this Agreement will constitute a relevant transfer for the purposes of the Regulations and, accordingly, that it will not operate so as to terminate the contracts of employment of any of the UK Employees. Such contracts shall be transferred to UK Buyer pursuant to the Regulations with effect from the Closing Date.

(b)     Buyer and UK Buyer shall indemnify Seller and the UK Subsidiary in respect of any Demand in connection with:

(i)      any Employment Costs attributable to the period from and after the Closing Date;

(ii)    any claim by a UK Employee made against the UK Subsidiary which arises from or in relation to any act or omission of UK Buyer on or after the Closing Date save to the extent any such act or omission is attributable to a failure by Seller or the UK Subsidiary to comply with its obligations under this Agreement or the Regulations; and

(iii)  any failure by UK Buyer to comply with its information and consultation obligations under the Regulations (including providing the UK Subsidiary with such information as is necessary in order to allow it to perform its own obligations under the Regulations).

(c)     Seller and the UK Subsidiary shall indemnify Buyer and UK Buyer in respect of any Demand in connection with:

(i)      any Employment Costs attributable to the period before the Closing Date;

(ii)    any act or omission or alleged act or omission of the UK Subsidiary or Seller in respect of any UK Employee which arose on or before the Closing Date including, without limitation, where such act or omission is deemed or alleged to have been an act or omission by UK Buyer by virtue of the Regulations; and

(iii)   any failure by the UK Subsidiary or Seller to comply with its obligations under the Regulations save that the UK Subsidiary and Seller shall have no liability if and to the extent any such failure is attributable to a failure by UK Buyer to comply with its own obligations under the Regulations.

ARTICLE VII

Transfer Taxes

7.1.     All transfer, excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, and similar Taxes, levies, charges and fees including any deficiencies, interest, penalties, or additions to such Taxes (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer. Seller agrees to use reasonable best efforts to minimize the amount of all Transfer Taxes and shall cooperate in providing Buyer with any appropriate resale exemption certifications and other similar documentation. Seller shall accurately and timely file all required Tax Returns and other documentation with respect to such Transfer Taxes. Buyer shall cooperate with respect thereto as necessary and, if required by applicable Law, will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation.

ARTICLE VIII

Conditions of Buyer’s Obligation to Close

8.1.      Buyer’s obligation to consummate the Asset Purchase shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)     The representations and warranties of Seller set forth in ARTICLE III shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date). Seller shall have delivered to Buyer a certificate, dated the Closing Date, to the foregoing effect.

(b)     Seller and the UK Subsidiary shall have performed or complied in all material respects with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing and shall have delivered a certificate dated the Closing Date, to the foregoing effect.

(c)     Seller’s shareholders and board of directors shall have authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d)     Seller shall have delivered all of the books of account, financial records, employee records, tax records, accounting records, corporate records, access codes, passwords and Tax Returns with respect to the Business for all items that require such and other books and records of Seller and other items reasonably requested by Buyer.

(e)     No Action shall be pending or threatened against Seller or its board of directors, or the UK Subsidiary, wherein an unfavorable judgment, Order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Buyer to conduct the Business as currently conducted, following the Closing, and no such judgment, Order, decree, stipulation or injunction shall be in effect.

(f)     [intentionally omitted].

(g)     Buyer shall have received a duly executed certification of non-foreign status in accordance with the Treasury Regulations under Section 1445 of the Code in the form previously submitted to Buyer from Seller.

(h)     Seller shall have delivered to Buyer the following items at the Closing:

(i)      A closing certificate with respect to Seller’s obligations pursuant to Sections VIII(a) and VIII(b);

(ii)    A certificate of the jurisdiction of incorporation of Seller as of a recent date as to the incorporation and good standing of Seller in such jurisdiction and in each jurisdiction where is qualified to do business;

(iii)    A copy of all Acquired Contracts and Customer Contracts;

(iv)    A copy of the Base Software, including source code and all related software documentation, and a certificate stating that Seller no longer retains or has access to any other copies of the Base Software or related software documentation;

(v)     A certificate of the Secretary of Seller certifying as to the charter and bylaws of Seller, as to the resolutions of the board of directors and the shareholders of Seller authorizing this Agreement and the transactions contemplated hereby and as to the incumbency of the persons executing the Transaction Documents on behalf of Seller;

(vi)    Any other Transaction Documents duly executed by Seller or the Executive Shareholder, as applicable;

(vii)  A payoff letter from each senior lender with respect to the repayment of the principal amount of the Existing Indebtedness and the release of all liens on the Acquired Assets, in form and content reasonably satisfactory to Buyer;

(viii)  The UK Assignment Agreement duly executed by the UK Subsidiary; and

(ix)    Any other documents reasonably requested by Buyer to effectuate the transactions contemplated hereunder.

ARTICLE IX

Conditions of Seller’s Obligation to Close

9.1     Seller’s obligation to consummate the Asset Purchase shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)     The representations and warranties of Buyer set forth in ARTICLE IV shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date). Buyer shall have delivered to Seller a certificate, dated the Closing Date, to the foregoing effect.

(b)     Buyer and UK Buyer shall have performed or complied in all material respects with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing and shall have delivered a certificate dated the Closing Date, to the foregoing effect.

(c)     Seller’s shareholders shall have authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d)     Payment of the Base Purchase Price, as provided herein.

(e)   No Action shall be pending or threatened against Buyer or UK Buyer wherein an unfavorable judgment, Order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Buyer to conduct the Business as currently conducted, following the Closing, and no such judgment, Order, decree, stipulation or injunction shall be in effect.

(f)     [intentionally omitted].

(g)    Buyer shall have received a duly executed certification of non-foreign status in accordance with the Treasury Regulations under Section 1445 of the Code in the form previously submitted to Buyer from Seller.

(h)     Buyer shall have delivered to Seller the following items at the Closing:

(i)     A closing certificate with respect to Buyer’s obligations pursuant to Sections IX(a) and IX(b);

(ii)     A certificate of the jurisdiction of incorporation of Buyer as of a recent date as to the incorporation and good standing of Buyer in such jurisdiction;

(iii)   A certificate of the Secretary of Buyer certifying as to the charter and bylaws of Buyer, as to the resolutions of the board of directors of Buyer authorizing this Agreement and the transactions contemplated hereby and as to the incumbency of the persons executing the Transaction Documents on behalf of Buyer;

(iv)    Any other Transaction Documents duly executed by Buyer or UK Buyer, as applicable;

(v)     The Parent Guarantee, duly executed by the Parent; and

(vi)    Any other documents reasonably requested by Seller to effectuate the transactions contemplated hereunder.

ARTICLE X

Survival; Indemnification

10.1.   Survival Periods. All representations and warranties contained or made in, or in connection with, this Agreement or in any Schedule, or any certificate, document or other instrument delivered in connection herewith, shall survive for a period of twenty-four (24) months following the Closing, except that (i) the representations and warranties set forth in Sections 3.10 (Employee Benefits) and 4.5 (Necessary Funds) shall survive for the period of the applicable statute of limitations; (ii) the representations and warranties set forth in Section 3.13 (Tax Matters) shall survive for an additional thirty (30) days following the expiration of the applicable statute of limitations (as extended); and (iii) the representations and warranties set forth in Sections 3.1 and 4.1 (Incorporation, Authorization) and Section 3.4 (Title to Assets) shall survive the Closing without limitation.

10.2.    Indemnification by Seller.

(a)     From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys’, accountants’, and experts’ fees and expenses including those incurred to enforce the terms of this Agreement (collectively, “Covered Liabilities”), suffered, directly or indirectly, by any of the Buyer Indemnified Parties, by reason of, or arising out of (i) any of the Retained Assets or the Retained Liabilities, including any liability based on negligence, gross negligence or any other theory of liability, whether in law or equity, (ii) the ownership and operation of any of the Acquired Assets and Assumed Liabilities prior to the Closing Date, or (iii) any breach of any representation, warranty, covenant or agreement of Seller contained herein or in any certificate, schedule, exhibit or Transaction Document delivered pursuant to this Agreement.

(b)     Seller shall not be required to indemnify the Buyer Indemnified Parties with respect to any claim for indemnification under this Section 10.2 unless and until the aggregate amount of all claims against Seller under this Section 10.2 exceeds $25,000 (the “Indemnity Deductible”) and then only to the extent such aggregate amount exceeds such amount; provided, further, that in no event shall Seller be required to pay or otherwise be liable for an amount in excess of the Base Purchase Price (the “Indemnity Cap”) with respect to claims made under this Section 10.2.

(c)     In no event will Seller be required to pay or otherwise be liable to indemnify the Buyer Indemnified Parties with respect to any claims for indemnification arising from a breach of any representations or warranties of Seller set out in this Agreement for an amount in excess of two hundred thousand Dollars ($200,000), provided however that the foregoing limitation shall not apply to any breach of Section 3.20.

(d)     For the purposes of (i) determining if a breach of any of the representations or warranties of Seller set out in this Agreement has occurred and (ii) calculating the amount of the Covered Liabilities under this Section 10.2, any references to materiality, or any Material Adverse Effect qualifications, in the representations and warranties of Seller shall be disregarded.

(e)    Except as may be included in any insurance policy procured by Buyer, the amount of any claims for indemnification arising from a breach of any representations or warranties set out in this Agreement shall not include punitive or consequential damages or any equitable equivalent thereof or substitute therefor.

10.3.     Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Covered Liabilities suffered, directly or indirectly, by any of the Seller Indemnified Parties by reason of, or arising out of (i) Buyer’s ownership or operation of any of the Acquired Assets or the Assumed Liabilities after the Closing Date, including any liability based on negligence, gross negligence or any other theory of liability, whether in law or equity, (ii) Buyer or any of its Affiliates coming into possession of, receiving, or becoming entitled to any Retained Asset after the Closing Date or (iii) any breach of any representation, warranty, covenant or agreement of Buyer contained herein or in any certificate, schedule, exhibit or Transaction Document delivered pursuant to this Agreement; provided, however, that Buyer shall not be required to indemnify the Seller Indemnified Parties with respect to any claim for indemnification under this Section 10.3 unless and until the aggregate amount of all claims against Buyer under this Section 10.3 exceeds the Indemnity Deductible and then only to the extent such aggregate amount exceeds such amount; provided, further, that in no event shall Buyer be required to pay or otherwise be liable for an amount in excess of the Indemnity Cap with respect to claims made under this Section 10.3.

10.4.    Indemnification Procedures.

(a)     If any indemnified party receives notice of the assertion of any Third-Party Claim with respect to which an indemnifying party is obligated under this Agreement to provide indemnification, such indemnified party shall give such indemnifying party written notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any indemnified party to give notice as provided in this Section 10.4 shall not relieve any indemnifying party of its obligations under this Section 10.4, except to the extent that such indemnifying party is materially prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

(b)     An indemnifying party, at such indemnifying party’s own expense and through counsel chosen by such indemnifying party (which counsel shall be reasonably acceptable to the indemnified party), may elect to defend any Third-Party Claim. If an indemnifying party elects to defend a Third-Party Claim, then, within ten business days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party claim so requires), such indemnifying party shall notify the indemnified party of its intent to do so, and such indemnified party shall cooperate in the defense of such Third-Party Claim (and pending such notice and assumption of defense, an indemnified party may take such steps to defend against such Third-Party Claim as, in such indemnified party’s good-faith judgment, are appropriate to protect its interests). Such indemnifying party shall pay such indemnified party’s reasonable out-of-pocket expenses incurred in connection with such cooperation. Such indemnifying party shall keep the indemnified party reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an indemnifying party to an indemnified party of its election to assume the defense of a Third-Party Claim, such indemnifying party shall not be liable to such indemnified party under this Section 10.4 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such indemnified party shall have the right to employ counsel (“Separate Counsel”), to represent such indemnified party in any action or group of related actions (which firm or firms shall be reasonably acceptable to the indemnifying party) if, in such indemnified party’s reasonable judgment at any time, either a conflict of interest between such indemnified party and such indemnifying party exists in respect of such claim, or there may be defenses available to such indemnified party which are different from or in addition to those available to such indemnifying party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such indemnified party, and (ii) each of such indemnifying party and such indemnified party shall have the right to conduct its own defense in respect of such claim. If an indemnifying party elects not to defend against a Third-Party Claim, or fails to notify an indemnified party of its election as provided in this Section 10.4 within the period of ten business days described above, the indemnified party may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder). Notwithstanding the foregoing, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim, or (ii) settle or compromise any Third-Party Claim in any manner that would reasonably be expected affect the indemnified party in any material respect.

10.5.    Certain Limitations.

(a)     The amount of any Covered Liabilities for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the indemnified party from third parties (including amounts actually recovered under insurance policies) in respect of the same matter for which indemnification is provided. Any indemnifying party hereunder shall be subrogated to the rights of the indemnified party upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any indemnified party recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the indemnified party shall promptly remit to the indemnifying party the excess of (A) the sum of the amount theretofore paid by such indemnifying party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such Covered Liabilities.

(b)     The amount of any liability for which indemnification is provided under this Agreement shall be treated by Buyer and Seller as an adjustment to the Base Purchase Price, and Seller and Buyer agree not to take any position inconsistent therewith for any purpose except as otherwise required by Law.

ARTICLE XI

Termination

11.1.    Termination. This Agreement may be terminated at any time prior to the Closing by:

(a)     The mutual written consent of Seller and Buyer;

(b)     Either Seller or Buyer if the Closing has not occurred by the close of business on the Long Stop Date, if the failure to consummate the Asset Purchase on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to Closing (and for greater certainty, for the purposes of this Section 11(b), Buyer shall not be responsible for fulfilling the undertakings or commitments set out in Sections 9.1(c) or 9.1(f));

(c)     Seller, provided it is not then in breach of any of its obligations hereunder, if Buyer fails to perform in any material respect any covenant in this Agreement when performance thereof is due (and for greater certainty, for the purposes of this Section 11(c), Buyer shall not be responsible for fulfilling the commitments set out in Sections 9.1(c) or 9.1(f)); or Buyer shall have breached in any material respect any of the representations or warranties contained in this Agreement and does not cure the failure or breach within 30 business days after Seller delivers written notice thereof; or

(d)     Buyer, provided it is not then in breach of any of its obligations hereunder, if (i) the Closing has not occurred by June 30, 2019 but, in the event of such termination, if the Long Stop Date has been extended pursuant to Section 5.8(g) and the Long Stop Date as extended has not yet occurred at the time of such termination, no Break Fee shall be payable by Seller, or (ii) Seller fails to perform in any material respect any covenant in this Agreement when performance thereof is due or Seller shall have breached in any material respect any of the representations and warranties contained in this Agreement and does not cure the failure or breach within 30 business days after Buyer delivers written notice thereof.

11.2.   Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Buyer pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(a), 5.8(g) and 12.4 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to Sections 3.8 and 4.3 shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

ARTICLE XII

Miscellaneous

12.1.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

12.2.    Governing Law; Consent to Jurisdiction.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

(b)     The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the United States District Court for the Southern District of New York located in New York County (or any other court in the State of New York, County of New York if it is determined that the United States District Court for the Southern District of New York located in New York County does not have jurisdiction over such action) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the United States District Court for the Southern District of New York located in New York County (or any other state court in the State of New York, County of New York if it is determined that the United States District Court for the Southern District of New York located in New York County does not have jurisdiction over such action), and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the United States District Court for the Southern District of New York located in New York County (or any other court in the State of New York, County of New York if it is determined that the United States District Court for the Southern District of New York located in New York County does not have jurisdiction over such action) having subject matter jurisdiction.

12.3.   Entire Agreement. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

12.4.   Expenses. Except as set forth in this Agreement, whether the Asset Purchase is or is not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that Buyer shall pay all fees and Transfer Taxes relating to the transfer of the Acquired Assets and the Assumed Liabilities.

12.5.   Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

If to Seller:

Accelerize Inc.
20411 SW Birch Street, Suite 250 Newport Beach, CA 92660

Attention: General Counsel
Telephone: (949) 548-2253
Email: damon@getCAKE.com

With a copy to:

Robert V. Condon III
Sullivan & Worcester LLP
ZAG/S&W
1633 Broadway
New York, NY 10019
Telephone: (212) 660-3049
Email: rcondon@sandw.com

or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

8133 Warden Avenue, 7th Floor

Markham, Ontario Canada L6G 1B3

Attention: Chief Financial Officer

Email: bwilhelm@constellationhbs.com

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.

12.6.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto, except that (i) Seller may assign this Agreement to any Entity (other than Buyer or its affiliates) that succeeds to substantially all of Seller’s assets and liabilities, and (ii) Buyer may assign its rights hereunder (A) to one or more of its affiliates, or (B) from and after the Closing, to Buyer’s lenders; provided that no such assignment shall relieve Buyer or Seller of any of its obligations hereunder. Any assignment or attempted assignment other than in accordance with this Section 12.6 shall be void ab initio.

12.7.    Headings; Definitions. The Section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections, Articles, Schedules or exhibits contained herein mean Sections, Articles, Schedules or exhibits of this Agreement unless otherwise stated.

12.8.    Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

12.9.   Amendment. This Agreement may not be amended, modified, superseded, canceled, renewed or extended except by a written instrument signed by the party to be charged therewith.

12.10.  Waiver; Effect of Waiver. No provision of this Agreement may be waived except by a written instrument signed by the party waiving compliance. No waiver by any party hereto of any of the requirements hereof or of any of such party’s rights hereunder shall release the other parties from full performance of their remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party.

12.11.  Remedies Cumulative. Except as otherwise provided in ARTICLE X, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

[Signature Page Follows Immediately]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, as an instrument under seal, in their names and on their behalf by their respective officers, thereunto duly authorized, on and as of the date first set forth above.

SELLER:

ACCELERIZE INC.

By:/s/ Brian Ross

Name: Brian Ross

Title: Chief Executive Officer

BUYER:

CAKE SOFTWARE, INC.

By:/s/ Dexter Salna

Name: Dexter Salna

Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ACCEPTED AND AGREED, SOLELY WITH RESPECT TO THE OBLIGATIONS SET FORTH IN SECTION 5.8 OF THE AGREEMENT:

/s/ Brian Ross
Brian Ross

APPENDIX B

Austin | Conroe | Dallas | Fort Worth | Houston Los Angeles | Midland | New York City | San Antonio

May 15, 2019

Board of Directors

Accelerize, Inc.

20411 SW Birch St., Ste. 250

Newport Beach, CA 92660

Members of the Board of Directors of Accelerize, Inc.:

Weaver and Tidwell, L.L.P. (“Weaver” or “we”) has been advised that Accelerize, Inc. (“ACLZ” or the “Seller”) is considering entering into an Asset Purchase Agreement (the “Agreement”), by and between ACLZ and CAKE Software, Inc. (the “Buyer”) to be executed as of a future date pursuant to which the Buyer will acquire substantially all of the assets of ACLZ (the “Target”) from the shareholders of the Seller. Consideration for the acquisition of assets (the “Transaction”) is comprised of $19,400,000 in cash by wire transfer upon close of the Transaction (“Closing Date”); $500,000 in cash in an escrow account to be held for 365 days after the Closing Date; and an earn-out equal to 30% of Net Revenue (as defined in the Agreement) above $13,750,000 in each of the 3 consecutive 12-month periods following the Closing Date (as combined, the “Consideration”). The Consideration is also subject to adjustment (e.g. tangible asset adjustment) and the terms and conditions more fully set forth in the Agreement.

The Board of Directors of Seller (the “Board”) has requested Weaver’s opinion as to the fairness, from a financial point of view, to Buyer as of the date hereof of the Consideration to be paid by Buyer in the Transaction pursuant to the Agreement (such opinion of the fairness to Seller of the Consideration from a financial point of view as of the date hereof, the “Opinion”).

As a basis for rendering this Opinion, we made such reviews, studies and analyses as we deemed necessary and pertinent to enable us to render this Opinion, including, but not limited to, the following:

●	Reviewed a draft of the Agreement dated May 14, 2019;

●	Reviewed ACLZ’s audited financial statements for the years ended December 31, 2016 through 2018;

●

Reviewed certain information related to the historical, current and future operations, financial condition and prospects of ACLZ which were made available to us by ACLZ. This information included, but was not limited to, the projections prepared by ACLZ’s management (“Management”) with respect to ACLZ for the years ending December 31, 2019 through 2022 (the “Projections”). We also discussed the assumptions underlying the Projections with Management;

●	Reviewed a representation letter from Management as to the accuracy of information we reviewed, including the Projections and the financial statements of ACLZ;

●	Reviewed publicly available economic, financial and market information as it relates to the business operations of ACLZ and the industry in which ACLZ operates;

Weaver and Tidwell, L.L.P.
21800 Oxnard Street, Suite 700 | Woodland Hills, CA 91367

Main: 818.449.6300

CPAs AND ADVISORS | WEAVER.COM

●	Reviewed the current and historical market prices and trading volume for ACLZ’s publicly-listed common stock;

●	Reviewed financial and operating information regarding certain publicly-traded businesses we deemed relevant and as we deemed necessary; and

●	Met with certain senior members of Management to discuss the Target’s operations, historical financial statements and future prospects; and

●	Conducted such other studies, analyses and investigations as we deemed necessary or relevant.

In the course of our investigation, with the Board’s consent and at the Board’s direction, we (a) assumed and relied upon the accuracy, completeness and fair presentation of the financial statements of ACLZ, the Projections and all other information, data and representations provided to us by, on behalf of or at the direction of Management, Buyer or the Board and (b) relied upon the assurances of Management that Management is unaware of any facts that would make the information provided to us incomplete or misleading. We have not assumed, and do not assume, any responsibility for independent verification of, and we have not independently verified, (x) any of such information or such assurances or (y) any of the reviews, studies and analyses referenced above including, for the avoidance of doubt, the items bullet pointed above.

With the Board’s consent and at the Board’s direction, we accepted the documents referred to above and any other documents provided to us by, on behalf of or at the direction of Seller, Management or the Board or with respect to the Transaction or in connection with this Opinion, in each case, without independent verification or further investigation as to whether any such document accurately reflects the operations, historical financial performance, financial prospects, liabilities or any other attribute of Seller, Target or any of their respective affiliates. We did not independently investigate, and we express no opinion or other form of assurance regarding, (a) the accuracy or the feasibility of achieving the Projections, (b) the feasibility of consummating the Transaction, (c) the accuracy of the representations and warranties set forth in the Agreement, or (d) the accuracy or completeness of any data or information provided to or reviewed by us.

With the Board’s consent and at the Board’s direction, and pursuant to Management‘s advice, we assumed, without independent verification, that the Projections provided to us were reasonably prepared in good faith and reflected the best and most currently available estimates of the future financial results and condition of the Target and that there were no material adverse changes in the assets, condition (financial or otherwise), business or prospects of the Target since the date of the most recent financial statements made available to us.

With the Board’s consent and at the Board’s direction, we further assumed, without independent verification, that the Projections would be achieved in the amounts and at the times specified therein.

This Opinion assumes that: (i) the Transaction will be consummated in accordance with the terms and conditions described in the Agreement (including the due, faithful, accurate and timely compliance with, and the dutiful execution of, the covenants set forth in the Agreement by each of the applicable parties to the Agreement); and (ii) the final forms of any draft documents identified above will not differ in any respect (other than in de minimis and non-economic immaterial respects) from the drafts of such documents reviewed by us prior to the date hereof.

Our analysis does not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected, and those differences may be material. We have also assumed FT is not currently involved in any material transaction other than the Transaction and those activities undertaken within the ordinary course of conducting its business.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Target or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction or the Agreement, or (c) advise the Board or any other party with respect to alternatives to the Transaction. This Opinion is based on financial, economic, market and other conditions as in effect on, and the information made available to us by, on behalf of or at the direction of the Board as of the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider the occurrence of any event or any change to any fact or matter affecting this Opinion which may come to our attention after the date hereof. We express no view or opinion as to any such matters, including the terms that could have been obtained if any of the foregoing had been undertaken.

This Opinion is furnished solely for the use of the Board (solely in its capacity as such) in connection with its evaluation of the Transaction and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of ACLZ) or used for any other purpose without our express prior written consent (which consent may be provided at our sole and absolute discretion). This Opinion should not be construed as creating, and does not create, any fiduciary duty on Weaver’s part to any party.

This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder (including of Seller), any other party as to how to act or vote or make any election with respect to any matter relating to, or whether to tender shares in connection with, the Transaction or otherwise.

We have assumed, with the Board’s consent and at the Board’s direction, that all conditions to the Transaction pursuant to the terms of the Agreement will be satisfied and not waived and that the Transaction will be consummated in accordance with the terms of the Agreement. In addition, we have assumed that the definitive Agreement will not differ from the drafts we reviewed prior to the date hereof (other than in de minimis and non-economic immaterial respects). We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal, state, local and foreign government laws, rules and regulations. We have further assumed that the Buyer and Seller have each relied upon the advice of their respective counsels, independent accountants and other advisors (which, for the avoidance of doubt, do not include Weaver) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Buyer, Target, the Transaction and the Agreement.

Our Opinion is limited to whether the Consideration is fair to Seller from a financial point of view as of the date hereof and does not address any other terms, aspects or implications of the Transaction, including, without limitation, (a) the form or structure of the Transaction, (b) any consequences of the Transaction on Seller, Seller’s stockholders, creditors or otherwise, (c) any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transactions or otherwise or (d) any regulatory considerations or considerations with respect to any applicable federal, state, local or foreign government laws, rules or regulations. Our Opinion also does not consider, address or include: (w) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or Buyer; (x) the legal (including regulatory), tax or accounting consequences of the Transaction on Seller, the Target or any of their respective stockholders or affiliates; (y) the fairness of the amount or nature of any compensation to any of Buyer’s or Target’s respective officers, directors or employees, or class of such persons, including as relative to the compensation to the holders of Buyer’s or Target’s securities (as applicable); and (z) the effect of the Transaction on, or the fairness of the Consideration to be received by, holders of any class of securities of Buyer or Target (as applicable), including as between different classes of securities. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which Buyer’s securities will trade following public announcement or consummation of the Transaction. Our Opinion is based on economic, market, financial and other conditions as they exist on the date of this Opinion. Our Opinion is also necessarily based on the information made available to us, by, on behalf of or at the direction of the Board, Management, Seller and their respective advisors, or information otherwise reviewed by Weaver as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Weaver does not have any obligation to update, revise or reaffirm this Opinion.

Our Opinion is for the information of, and directed to, the Board only for its information and assistance in connection with its consideration of the fairness to Seller, from a financial point of view and as of the date hereof, of the Consideration. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Transaction or to any stockholder of Buyer or Target as to how any such stockholder should vote at any stockholders’ meeting at which the Transaction is considered, or whether or not any stockholder of Buyer or Target should enter into a voting, stockholders’, affiliates’ or any other agreement with respect to the Transaction, or exercise any dissenters’ or appraisal rights that may be available to such stockholder. In addition, the Opinion does not compare the relative merits of the Transaction with any other alternative transactions or business strategies which may have been available to Seller, and does not address the underlying business decision of the Board or Seller to proceed with or effect the Transaction.

Weaver is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for estate, corporate and other purposes. We have not acted as financial advisor to Seller in connection with the Transaction and are independent to the parties of the Transaction. We are acting as an independent advisor to the Board in connection with this Opinion, and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Transaction. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Transaction. In addition, Seller has agreed to indemnify us for certain liabilities arising out of our engagement. There are no other material relationships that existed during the two years prior to the date of this Opinion between Weaver and any party to the Transaction or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of any relationship between Weaver and any party to the Transaction.

Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Weaver be made, without our express prior written consent (which shall be granted at our sole and absolute discretion), except in accordance with the terms and conditions of Weaver’s engagement letter agreement with Buyer dated October 11, 2018.

This Opinion was approved by our fairness opinion committee in accordance with our established procedures.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by Seller in the Transaction pursuant to the Agreement is fair to Seller, from a financial point of view.

Very truly yours,

Weaver and Tidwell, L.L.P.

accelerize

Voting Instructions

You can vote by Internet or Telephone!

Instead of mailing your consent, you may choose one of the three voting options outlined below.

<Shareholder Name>
<Shareholder Address1>
<Shareholder Address2>
<Shareholder Address3>

Control #: 0000 0000 0000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

VOTE BY INTERNET – **www.colonialstock.com/accelerize2019**

- You can view the Accelerize Inc. Consent Solicitation Statement and submit your vote online at the website listed above up until 5 PM EST on 7/15/2019. You will need the control number at the left in order to do so.
- Follow the instructions on the secure website to complete your vote.

VOTE BY PHONE – 877-285-8605

- You may vote by phone until 5 PM EST on 7/15/2019.
- Please have your notice and consent card in hand when you call.

VOTE BY MAIL

- If you have not voted via the internet OR telephone, mark, sign and return your consent ballot to Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, UT 84111.
- Votes by mail must be received by 7/15/2019.

THIS CONSENT BALLOT IS VALID ONLY WHEN SIGNED AND DATED.

The undersigned hereby acknowledges receipt of the Notice of Consent Solicitation and the Consent Solicitation Statement.

The shares represented by this consent will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR the Proposal. This Written Consent may be executed in counterparts. Failure of any particular stockholder(s) to execute and deliver counterparts shall have no effect so long as the holders of a majority of the voting power of the outstanding shares of the Company do execute and deliver counterparts.

	For	Against	Abstain
1. The asset purchase agreement by and between Accelerize Inc. and CAKE Software, Inc. dated May 15, 2019 and the transactions contemplated thereby whereby Accelerize Inc. will sell to CAKE Software, Inc. the assets associated with the CAKE and Journey by CAKE businesses be authorized and approved in all respects.	☐	☐	☐

Sign exactly as name appears hereon. For joint accounts, all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.

Signature	Date	Signature (Joint Owners)	Date

{S2409878; 1}